                                                                    Exhibit 10.1




                               PENTON MEDIA, INC.



                              AMENDED AND RESTATED
                      SERIES B CONVERTIBLE PREFERRED STOCK
                         AND WARRANT PURCHASE AGREEMENT


                                   DATED AS OF
                                 MARCH 18, 2002

                                TABLE OF CONTENTS


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ARTICLE I DEFINITIONS........................................................................    1

    1.1      Definitions; Interpretation.....................................................    1

ARTICLE II ISSUANCE AND SALE OF PREFERRED STOCK AND WARRANTS................................    10

    2.1      Number of Shares, Warrants and Purchase Price..................................    10

ARTICLE III CLOSING; CLOSING DELIVERIES.....................................................    11

    3.1      Initial Closing................................................................    11
    3.2      Final Closing..................................................................    11
    3.3      Payment for and Delivery of Preferred Shares and Warrants......................    11

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY....................................    12

    4.1      Existence; Qualification; Subsidiaries.........................................    12
    4.2      Authorization, Noncontravention and Enforceability; Issuance of Shares.........    12
    4.3      Capitalization.................................................................    13
    4.4      Private Sale; Voting Agreements................................................    13
    4.5      SEC Reports; Financial Statements..............................................    14
    4.6      Absence of Certain Changes.....................................................    15
    4.7      Litigation.....................................................................    16
    4.8      Licenses, Compliance with Law, Other Agreements, Etc...........................    16
    4.9      Third-Party Approvals..........................................................    16
    4.10     Disclosure.....................................................................    17
    4.11     Tangible Assets................................................................    17
    4.12     Inventory......................................................................    17
    4.13     Owned Real Property............................................................    17
    4.14     Real Property Leases...........................................................    17
    4.15     Agreements.....................................................................    17
    4.16     Intellectual Property..........................................................    18
    4.17     Employees......................................................................    18
    4.18     ERISA; Employee Benefits.......................................................    18
    4.19     Environment, Health and Safety.................................................    19
    4.20     Transactions With Affiliates...................................................    19
    4.21     Taxes..........................................................................    19
    4.22     Other Investors................................................................    20
    4.23     Seniority......................................................................    20
    4.24     Investment Company.............................................................    20
    4.25     Certain Fees...................................................................    20
    4.26     Form S-3 Eligibility...........................................................    20
    4.27     Listing and Maintenance Requirements Compliance................................    20
    4.28     Registration Rights............................................................    20

                                       i
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ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS..................................   21

    5.1      Authorization and Enforceability...............................................   21
    5.2      Government Approvals...........................................................   21

ARTICLE VI COMPLIANCE WITH SECURITIES LAWS..................................................   21

    6.1      Investment Intent of the Purchasers............................................   21
    6.2      Status of Series B Shares and Warrants.........................................   21
    6.3      Sophistication and Financial Condition of Purchasers...........................   21
    6.4      Transfer of Series B Shares, Warrants and Conversion Shares....................   22

ARTICLE VII PRE-CLOSING COVENANTS OF THE COMPANY............................................   23

    7.1      Access.........................................................................   23
    7.2      Conduct of the Company and its Subsidiaries....................................   23
    7.3      Further Action.................................................................   23
    7.4      Notice of Certain Efforts......................................................   23
    7.5      Confidentiality................................................................   24
    7.6      No Solicitation................................................................   24
    7.7      Preparation of the Proxy Statement; Stockholders Meeting.......................   24
    7.8      Approval by the Company's Stockholders.........................................   25

ARTICLE VIII CONDITIONS PRECEDENT...........................................................   25

    8.1      Conditions to Obligations of the Purchasers at Initial Closing.................   25
    8.2      Conditions to Obligations of the Purchasers at the Final Closing...............   28
    8.3      Conditions to Obligations of the Company.......................................   28

ARTICLE IX COVENANTS........................................................................   29

    9.1      Restricted Actions.............................................................   29
    9.2      Required Actions...............................................................   31
    9.3      Stockholder Approval...........................................................   33
    9.4      Information Rights.............................................................   33
    9.5      Access Rights..................................................................   35
    9.6      Restrictions on Conversion/Exercise/Transfers..................................   35
    9.7      Election of Series B Directors.................................................   36
    9.8      Covenant Regarding Stock Option Plans..........................................   37
    9.9      Sale of the Company............................................................   37
    9.10     Observer Rights................................................................   39

ARTICLE X TERMINATION.......................................................................   39

    10.1     Termination....................................................................   39
    10.2     Effect of Termination..........................................................   40

ARTICLE XI SURVIVAL.........................................................................   40

    11.1     Survival.......................................................................   40

                                       ii
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ARTICLE XII INDEMNIFICATION.................................................................   40

    12.1     Indemnification................................................................   40

ARTICLE XIII GENERAL PROVISIONS.............................................................   41

    13.1     Public Announcements...........................................................   41
    13.2     Successors and Assigns.........................................................   42
    13.3     Entire Agreement...............................................................   42
    13.4     Notices........................................................................   42
    13.5     Closing Fee; Purchasers' Fees and Expenses.....................................   43
    13.6     Amendment and Waiver...........................................................   44
    13.7     Counterparts...................................................................   44
    13.8     Headings.......................................................................   44
    13.9     Specific Performance...........................................................   44
    13.10    Remedies Cumulative............................................................   45
    13.11    GOVERNING LAW..................................................................   45
    13.12    JURISDICTION, WAIVER OF JURY TRIAL, ETC........................................   45
    13.13    No Third Party Beneficiaries...................................................   45
    13.14    Severability...................................................................   46
    13.15    Time of the Essence; Computation of Time.......................................   46

Schedule 4.1          Existence, Qualifications, Subsidiaries
Schedule 4.2          Noncontravention
Schedule 4.3          Capitalization
Schedule 4.6          Absence of Certain Changes
Schedule 4.7          Litigation
Schedule 4.9          Third-Party Approvals
Schedule 4.11         Tangible Assets
Schedule 4.13         Owned Real Property
Schedule 4.15         Agreements
Schedule 4.16         Intellectual Property
Schedule 4.21         Taxes
Schedule 4.22         Other Investors
Schedule 4.28         Registration Rights

Exhibit A             Series B Preferred Stock Certificate of Designations
Exhibit B             Registration Rights Agreement
Exhibit C             Warrant
Exhibit D             Certificate of Incorporation and Bylaws of Company
Exhibit E             Credit Agreement
Exhibit F             Indenture
Exhibit G             Offering Circular

                              AMENDED AND RESTATED
                      SERIES B CONVERTIBLE PREFERRED STOCK
                         AND WARRANT PURCHASE AGREEMENT

                  THIS AMENDED AND RESTATED SERIES B CONVERTIBLE PREFERRED STOCK AND WARRANT PURCHASE AGREEMENT (this "AGREEMENT") is dated as of March 18, 2002 among Penton Media, Inc., a Delaware corporation (the "COMPANY"), ABRY Mezzanine Partners L.P., a Delaware limited partnership ("ABRY"), ABACUS MASTER FUND, LTD. ("ABACUS" and together with ABRY, the "ABRY PARTIES"), Sandler Capital Partners V, L.P., a Delaware limited partnership ("SANDLER V"), Sandler Capital Partners V FTE, L.P., a Delaware limited partnership ("SANDLER V FTE"), and Sandler Capital Partners V Germany, L.P., a Delaware limited partnership ("SANDLER V GERMANY" and together with Sandler V and Sandler V FTE, "SANDLER"). The ABRY Parties and Sandler are sometimes referred to herein, collectively, as the "PURCHASERS" and each individually as, a "PURCHASER"). On March 10, 2002, the parties hereto entered into the Series B Convertible Preferred Stock and Warrant Purchase Agreement (the "ORIGINAL AGREEMENT") which the parties hereto wish to amend and restate in its entirety.

                  The Purchasers desire to purchase from the Company, and the Company desires to sell and issue to the Purchasers, 50,000 shares of the Company's Series B Convertible Preferred Stock, par value $.01 per share (the "SERIES B PREFERRED STOCK"), and warrants to purchase shares of the Company's common stock, par value $.01 per share (including any associated Rights, as defined in and issued pursuant to the Rights Agreement, dated as of June 9, 2000, by and between the Company and Harris Trust and Savings Bank, as Rights Agent (the "RIGHTS PLAN"), the "COMMON STOCK").

                  In consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement, the parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         1.1 DEFINITIONS; INTERPRETATION.

                  (a) For purposes of this Agreement, the following terms have the indicated meanings:

                  "AFFILIATE" of a person means any other person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such person.

                  "AMENDMENTS" has the meaning set forth in Section 8.1(g)(ii) hereof.

                  "APPLICABLE SHARE MINIMUM" has the meaning set forth in the Series B Preferred Stock Certificate of Designations.

                  "APPROVAL DATE" has the meaning set forth in Section 9.3.

                  "BOARD OF DIRECTORS" means the board of directors of the Company.

                  "CAUSE" has the meaning set forth in Section 9.7 hereof.

                  "CLOSINGS" AND "CLOSING" have the meanings set forth in
Section 3.2 hereof.

                  "CLOSING DATE" and "CLOSING DATES" have the meanings set forth in Section 3.2 hereof.

                  "CLOSING FEE" has the meaning set forth in Section 13.5 hereof.

                  "CODE" means the Internal Revenue Code of 1986, as amended.

                  "COMMON STOCK" has the meaning set forth in the recitals hereof.

                  "COMPETING TRANSACTION" has the meaning set forth in Section
7.6 hereof.

                  "COMPANY" has the meaning set forth in the preamble hereof.

                  "COMPANY REPORTS" has the meaning set forth in Section 4.5(a) hereof.

                  "COMPANY REPORTS FINANCIAL STATEMENTS" has the meaning set forth in Section 4.5(b) hereof.

                  "CONSOLIDATED SUBSIDIARY" means, for any Person, each Subsidiary of such Person (whether now existing or hereafter created or acquired) the financial statements of which are consolidated for financial statement reporting purposes with the financial statements of such Person in accordance with GAAP.

                  "CONSOLIDATED TOTAL ASSETS" means, as of any date of determination, the total assets of the Company and its Consolidated Subsidiaries as would be set forth in a consolidated balance sheet of the Company and its Consolidated Subsidiaries dated as of such date of determination and prepared in accordance with GAAP applied on a basis consistent with the Company's historical accounting practices.

                  "CONVERSION AMOUNT" has the meaning set forth in Section 9.6(a) hereof.

                  "CONVERSION/EXERCISE NOTICE" has the meanings set forth in
Section 9.6(a) hereof.

                  "CONVERSION SHARES" means shares of Common Stock issued or issuable upon conversion of the Series B Preferred Stock.

                  "CO-SALE NOTICE" has the meaning set forth in Section 9.6(c) hereof.

                  "CREDIT AGREEMENT" means the Amended and Restated Credit Agreement, dated as of March 8, 2002, by and among Penton Media, Inc., as borrower, the lenders party thereto, as lenders, Bank of America, N.A., as syndication agent, Bank One, N.A., and Fleet Bank National Association, as co-documentation agents, and The Bank of New York, as administrative agent, as amended, restated, renewed, extended, restructured, supplemented, or modified from time to time, in accordance with the terms of this Agreement. A copy of the Credit Agreement as in effect on the date hereof is attached hereto as EXHIBIT E.

                  "EBITDA" has the meaning set forth in, and for purposes of this Agreement shall be calculated in accordance with, the Credit Agreement in effect on the date hereof.

                  "ELECTION NOTICE" has the meaning set forth in Section 9.6(b) hereof.

                  "ENVIRONMENTAL AND SAFETY REQUIREMENTS" means all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or by-products, asbestos, polychlorinated biphenyls, noise or radiation.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

                  "EXECUTIVE LOAN PROGRAM" means (i) the Company's "Executive Loan Program," pursuant to which the Company loaned funds to certain executives of the Company for the purpose of allowing such executives to purchase shares of Common Stock, and (ii) any and all promissory notes and amendments thereto, employment agreements and amendments thereto, deferred share agreements and any and all other documents, whether entered into prior to or after the date of the Original Agreement, that evidence the loan of such funds or pertain in any way to the repayment of such loans (including providing a source of funds contemplated to be used for such repayment).

                  "EVENT OF NONCOMPLIANCE" has the meaning set forth in Section 8A of the Series B Preferred Stock Certificate of Designations.

                  "EXCLUSIVITY PERIOD" has the meanings set forth in Section 7.6 hereof.

                  "FINAL CLOSING" has the meaning set forth in Section 3.2 hereof.

                  "FINAL CLOSING DATE" has the meaning set forth in Section 3.2 hereof.

                  "FINANCIAL OFFICER" means the chief financial officer, principal accounting officer, treasurer or controller of the Company.

                  "FINANCIAL STATEMENTS" has the meaning set forth in Section 4.5(b) hereof.

                  "GAAP" means United States generally accepted accounting principles as in effect from time to time, consistently applied.

                  "GOVERNMENTAL AGENCY" means any federal, state, local, foreign or other governmental agency, instrumentality, commission, authority, board or body and the NYSE.

                  "INDEBTEDNESS" of any Person means, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid (including, without limitation, margin debt), (iv) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (v) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the Ordinary Course of Business), (vi) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (vii) all guarantees by such Person of Indebtedness of others, (viii) all capital lease obligations of such Person,
(ix) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (x) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances, (xi) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product of the Borrower or any Subsidiary where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease under GAAP, and (xii) all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted (e.g., take-or-pay obligations) or similar obligations. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

                  "INDEMNIFIED LIABILITIES" has the meaning set forth in Section 12.1(a) hereof.

                  "INDEMNITEES" has the meaning set forth in Section 12.1(a) hereof.

                  "INDENTURE" means that certain Indenture, dated as of June 28, 2001, by and among Penton Media, Inc. as Issuer, the Subsidiary Guarantors therein, and the Bank of New York as Trustee, with respect to the 10.375% $185,000,000 Senior Subordinated Notes due June 15, 2011, as amended, restated, renewed, extended, restructured, supplemented, or modified from time to time, in accordance with the terms of this Agreement. A copy of the Indenture as in effect on the date hereof is attached hereto as EXHIBIT F.

                  "INITIAL CLOSING" has the meaning set forth in Section 3.1 hereof.

                  "INITIAL CLOSING DATE" has the meaning set forth in Section
3.1 hereof.

                  "INITIATING HOLDERS" has the meaning set forth in Section 9.9(a) hereof.

                  "INTELLECTUAL PROPERTY" means all patents, patent applications and inventions; all trademarks, service marks, trade dress, trade names and corporate names and all goodwill associated therewith; all registered copyrights; all registrations, applications and renewals for any of the foregoing; all trade secrets, know-how, technical and computer data, documentation and software, financial, business and marketing plans, customer and supplier lists and all other intellectual property rights; and all copies and tangible embodiments of the foregoing.

                  "INVESTMENT" has the meaning assigned to such term in the Indenture as in effect on the date hereof.

                  "INVESTMENT BANK" has the meaning set forth in Section 9.9(a) hereof.

                  "IRS" means the Internal Revenue Service.

                  "KNOWLEDGE" or "KNOW" when used with respect to the Company means the actual knowledge of the Company's executive officers after reasonable investigation.

                  "LIEN" means any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired.

                  "LEVERAGE RATIO" means, as of any date of determination, the quotient obtained by dividing (x) Net Indebtedness as of such date of determination, by (y) EBITDA for the 12 month period ending on the last day of the fiscal quarter for which the most recent financial statements have been delivered to the Purchasers pursuant to Section 9.4.

                  "LIQUIDATION VALUE" has the meaning set forth in the Series B Certificate of Designations.

                  "MATERIAL ADVERSE EFFECT" means a material adverse effect on the business, assets, condition (financial or otherwise), results of operations, cash flows, prospects, or properties of the Company and its Subsidiaries taken as a whole.

                  "MOST RECENT BALANCE SHEET DATE" has the meaning set forth in
Section 4.6 hereof.

                  "NET INDEBTEDNESS" means, as of any date of determination, the sum of: (x) the total Indebtedness of the Company and its Consolidated Subsidiaries as would be set forth in a consolidated balance sheet of the Company and its Consolidated Subsidiaries dated as of such date of determination and prepared in accordance with GAAP applied on a basis consistent with the Company's historical accounting practices less the total cash and cash equivalents set forth on such consolidated balance sheet to the extent such cash and cash equivalents exceed $5 million, and (y) without duplication, the aggregate Liquidation Value (plus the aggregate Unpaid Dividends) of the Series B Shares then outstanding determined as of such date of determination.

                  "NEW INDENTURE" means that certain Indenture, to be entered into by and among Penton Media, Inc. as Issuer, the Subsidiary Guarantors therein, and U.S. National Bank Association as Trustee, with respect to the Senior Notes, as amended, restated, renewed, extended, restructured, supplemented, or modified from time to time, in accordance with the terms of this Agreement.

                  "NYSE" means The New York Stock Exchange.

                  "OFFERING CIRCULAR" means the Preliminary Confidential Offering Circular pursuant to which the Senior Notes shall be issued, a copy of which is attached hereto as EXHIBIT G

                  "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past practice (including with respect to quantity, quality and frequency).

                  "ORIGINAL AGREEMENT" has the meaning set forth in the preamble hereof.

                  "PERMITTED AFFILIATE TRANSACTION" means any Affiliate Transaction (as defined in Section 9.1(e)) (i) entered into by the Company or any of its Subsidiaries in the Ordinary Course of Business as part of a customary employment relationship, (ii) entered into pursuant to any Stock Option Plan, or (iii) entered into pursuant to the Executive Loan Program.

                  "PERMITTED INVESTMENT" has the meaning assigned to such term in the Indenture as in effect on the date hereof.

                  "PERMITTED LIEN" means:

                  (1) Liens existing on the Closing Date and securing indebtedness of the Company and its Subsidiaries to the extent such indebtedness is disclosed on the Most Recent Balance Sheet Date or incurred since such date in the Ordinary Course of Business, including, without limitation, Liens securing the indebtedness of the Company and its Subsidiaries under the Credit Agreement, the guarantees thereof and any hedging agreements entered into between the Company and any Person which, at the time of the entry thereof, is a lender (or an Affiliate thereof) under the Credit Agreement;

                  (2) Liens imposed by governmental authorities for taxes, assessments or other charges not yet subject to penalty or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP;

                  (3) statutory liens of carriers, warehousemen, mechanics, material men, landlords, repairmen or other like Liens arising by operation of law in the Ordinary Course of Business; provided, that (A) the underlying obligations are not overdue for a period of more than 60 days, or (B) such Liens are being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP;

                  (4) Liens securing the performance of bids, trade contracts (other than borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the Ordinary Course of Business;

                  (5) easements, rights-of-way, zoning, similar restrictions and other similar encumbrances or minor imperfections of title which, in the aggregate, do not in any case materially detract from the value of the property subject thereto (as such property is used by the Company or any of its Subsidiaries) or interfere with the ordinary conduct of the business of the Company and any of its Subsidiaries taken as a whole;

                  (6) Liens arising by operation of law in connection with judgments, only to the extent, for an amount and for a period not resulting in an Event of Default, (as defined in the Indenture as in effect on the date hereof), under the Indenture with respect thereto;

                  (7) pledges or deposits made in the Ordinary Course of Business in connection with workers' compensation, unemployment insurance and other types of social security legislation;

                  (8) Liens securing indebtedness of a Person existing at the time such Person becomes a Subsidiary or is merged with or into the Company or a Subsidiary or Liens securing Indebtedness incurred in connection with an Acquisition (as defined in the Indenture as in effect on the date hereof); provided, that such Liens were in existence prior to the date of such acquisition, merger or consolidation, were not incurred in anticipation thereof, and do not extend to any other assets;

                  (9) leases or subleases granted to other Persons in the Ordinary Course of Business not materially interfering with the conduct of the business of the Company or any of its Subsidiaries or materially detracting from the value of the relative assets of the Company or any Subsidiary;

                  (10) Liens arising from precautionary Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company or any of its Subsidiaries in the Ordinary Course of Business; and

                  (11) Liens securing any Refinancing Indebtedness (as defined in the Indenture as in effect on the date hereof) incurred to refinance any Indebtedness that was previously so secured.

                  "PERSON" or "PERSON" means any corporation, individual, limited liability company, joint stock company, joint venture, partnership, unincorporated association, governmental regulatory entity, country, state or political subdivision thereof, trust, municipality or other entity.

                  "PLAN" means any employee benefit plan (as defined in Section 3(3) of ERISA), subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code, maintained or contributed to by the Company or any Subsidiary at any time during the 5-calendar years immediately preceding the date of the Original Agreement.

                  "PROXY STATEMENT " has the meaning set forth in Section 7.7(c) hereof.

                  "PRIOR REGISTRATION AGREEMENTS" has the meaning set forth in
Section 4.21 hereof.

                  "PROPOSED SELLER" has the meaning set forth in Section 9.6(b) hereof.

                  "PROPOSED TRANSFEROR(S)" has the meaning set forth in Section 9.6(c) hereof.

                  "PUBLIC SALE" means any sale pursuant to a registration under
Section 5 of the Securities Act or any sale pursuant to Rule 144 of the Securities Act.

                  "PURCHASER" and "PURCHASERS" have the meaning set forth in the preamble hereof.

                  "PURCHASE PRICE" has the meaning set forth in Section 2.1 hereof.

                  "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement between the Company and the Purchasers in the form of EXHIBIT B hereto.

                  "RELATED DOCUMENTS" means all documents and instruments to be executed or adopted by the Company in connection herewith, including the Series B Preferred Stock Certificate of Designations, the certificates evidencing the Series B Shares, the Warrants, the Registration Rights Agreement, the Resignation Agreements and the Amendments.

                  "RESIGNATION AGREEMENTS" means, collectively, the letter agreements entered into among the Purchasers, the Company and not less than four
(4) existing members of the Board of Directors (other than the Series B Directors), pursuant to which such directors agree to resign from the Board of Directors promptly upon the Purchasers' request at a time when the Purchasers are entitled to make such request pursuant to Sections 8B(ii), 8B(iii) and/or 8B(iv) of the Series B Preferred Stock Certificate of Designations.

                  "RESTRICTED INVESTMENT" has the meaning assigned to such term in the Indenture as in effect on the date hereof.

                  "RESTRICTED PARTIES" and "RESTRICTED PARTY" have the meanings set forth in Section 7.6 hereof.

                  "RESTRICTED PAYMENT" has the meaning assigned to such term in the Indenture as in effect on the date hereof.

                  "RIGHTS PLAN" has the meaning set forth in the first recital hereof.

                  "SALE NOTICE" has the meaning set forth in Section 9.6(b) hereof.

                  "SEC" means the Securities and Exchange Commission.

                  "SECURITIES ACT" means the Securities Act of 1933, as amended.

                  "SELLER" AND "SELLERS" have the meanings set forth in Section 9.6(b) hereof.

                  "SENIOR NOTES" means the Senior Secured Notes Due 2007 of the Company being offered pursuant to the Offering Circular.

                  "SERIES B DIRECTORS" has the meaning set forth in Section 8.1(h).

                  "SERIES B LIQUIDATION PREFERENCE" has the meaning set forth in the Series B Preferred Stock Certificate of Designations.

                  "SERIES B PREFERRED STOCK CERTIFICATE OF DESIGNATIONS" means the Certificate of Designations designating the rights and preferences of the Series B Preferred Stock adopted by the Board of Directors and attended as EXHIBIT A hereto.

                  "SERIES B PREFERRED STOCK" has the meanings set forth in the recitals hereof.

                  "SERIES B SHARES" has the meaning set forth in Section 2.1 hereof.

                  "SHARE ISSUANCE APPROVAL" has the meaning set forth in Section
9.3 hereof.

                  "STOCK OPTION PLAN" means any capital stock plan for the benefit of the Company's officers, employees or directors which has been or is approved (prior to the date of the Original Agreement or thereafter) by the Board of Directors or a committee thereof that has the authority to administer any such plan, including, without limitation, the Company's 1998 Equity and Performance Incentive Plan, the Company's 1998 Director Stock Option Plan, the Company's Management Stock Purchase Plan and the Company's Employee Stock Purchase Plan.

                  "STOCKHOLDER APPROVAL" has the meaning set forth in Section
9.3 hereof.

                  "STOCKHOLDER MEETING" has the meaning set forth in Section 7.7(c) hereof.

                  "SUBSIDIARY" means any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by the Company or (ii) if a partnership, limited liability company, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by the Company. For purposes hereof, the Company shall be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if the Company, directly or indirectly, is allocated a majority of partnership, limited liability company, association or other business entity gains or losses, or is or controls the managing director or general partner of such partnership, limited liability company, association or other business entity.

                  "TAX" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code
Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

                  "TAX RETURNS" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                  "TRANSFER NOTICE" has the meaning set forth in Section 9.6(c) hereof.

                  "UNPAID DIVIDENDS " means, with respect to any Series B Share, as of any date of determination, the accumulated dividends and accrued and unpaid but not yet accumulated dividends that have accumulated or accrued on such Series B Share in accordance with Section 2 of the Series B Preferred Certificate of Designations from the date of issuance of such Series B Share through and including such date of determination.

                  "UNRESTRICTED SUBSIDIARY" means any Subsidiary of the Company that does not own any capital stock of, or own or hold any Lien on any property of, the Company or any other Subsidiary of the Company and that, at the time of determination, shall be an "Unrestricted Subsidiary" as designated by the Board of Directors in accordance with the Indenture (as in effect on the date hereof), it being agreed that the Company shall deliver to the Purchasers a copy of all documentation delivered to the trustee under the Indenture in order to give effect to such designation as and when such documentation is delivered to the trustee.

                  "WARRANTS" has the meaning set forth in Section 3.2 hereof.

                  "WARRANT SHARES" has the meaning set forth in Section 4.2(a) hereof.

                  "2001 AUDITED FINANCIAL STATEMENTS" has the meaning set forth in Section 4.5(b) hereof.

                  (b) The words "HEREIN", "HEREOF" and "HEREUNDER" refer to this Agreement as a whole and not to any particular article, section or other subdivision of this Agreement.

                                   ARTICLE II
                ISSUANCE AND SALE OF PREFERRED STOCK AND WARRANTS

         2.1 NUMBER OF SHARES, WARRANTS AND PURCHASE PRICE. On the terms and subject to the conditions of this Agreement, at the Closings, the Company shall issue and sell to the Purchasers, and the Purchasers shall, severally and not jointly, purchase from the Company, in the aggregate, (i) 50,000 shares of Series B Preferred Stock (the "SERIES B SHARES"), and (ii) warrants to purchase 1,600,000 shares of Common Stock on the terms and subject to the conditions set forth therein, for an aggregate purchase price of $50,000,000 (the "PURCHASE PRICE"). The number of Series B Shares and Warrants to be purchased by each Purchaser at each Closing, and the portion of the Purchase Price to be paid in exchange therefore, shall be as specified on SCHEDULE 1 hereto. The parties agree that for tax and accounting purposes, as of the Closing Date the aggregate value of the Warrants is $1,600,000.

                                  ARTICLE III
                           CLOSING; CLOSING DELIVERIES

         3.1 INITIAL CLOSING. Unless this Agreement shall have terminated pursuant to Article X, and subject to the satisfaction or waiver of the closing conditions for the Initial Closing set forth in Article VIII, the initial closing of the transactions contemplated hereby (the "INITIAL CLOSING") shall take place at the offices of Kirkland & Ellis, New York, New York at 10:00 a.m. on the third (3rd) Business Day after all of the conditions to the Initial Closing set forth in Article VIII (other than those that will be satisfied by the delivery of documents or tender of payment at the Initial Closing) are either satisfied or duly waived, or at such other time, place and/or date as shall be agreed upon by the parties hereto. The date upon which the Initial Closing occurs is referred to herein as the "INITIAL CLOSING DATE."

         3.2 FINAL CLOSING. Unless this Agreement shall have been terminated prior to the Initial Closing, and subject to the satisfaction or waiver of the closing conditions for the Final Closing set forth in Article VIII on or prior to the Final Closing Date, the final closing of the transactions contemplated hereby (the "FINAL CLOSING") shall take place at 10:00 a.m. on the earlier to occur of (i) the 30th day after the Initial Closing Date and (ii) the date on which the Company closes the sale of the Senior Notes (such earlier date the "FINAL CLOSING DATE") at the offices of Kirkland & Ellis, New York, New York or at such other time, place and/or date as shall be agreed upon by the parties hereto. The Initial Closing and the Final Closing are sometimes referred to herein, collectively, as the "CLOSINGS" and each individually as a "CLOSING." The Initial Closing Date and the Final Closing Date are sometimes referred to herein, collectively, as the "CLOSING DATES" and each individually as a "CLOSING DATE."

         3.3 PAYMENT FOR AND DELIVERY OF PREFERRED SHARES AND WARRANTS. At each Closing, the Company shall issue and deliver to each Purchaser (i) a stock certificate duly executed and registered in the name of such Purchaser evidencing ownership of the number of Series B Shares to be purchased by such Purchaser at such Closing as set forth opposite such Purchaser's name on
SCHEDULE 1 hereto, and (ii) a warrant, in substantially the form attached as EXHIBIT C hereto, duly executed in favor of such Purchaser evidencing ownership of that number of warrants described in Section 2.1(ii) to be purchased by such Purchaser at such Closing as set forth opposite such Purchaser's name on
SCHEDULE 1 hereto, in each case against payment by such Purchaser of the portion of the Purchase Price to be paid by such Purchaser at such Closing as set forth opposite such Purchaser's name on SCHEDULE 1 hereto by wire transfer of immediately-available funds to the account designated by the Company. The warrants issued to the Purchasers at the Closings pursuant to this Section 3.2, together with any common stock purchase warrant issued in substitution or exchange thereof, are referred to hereinafter as the "WARRANTS."

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company hereby represents and warrants to each Purchaser as follows:

         4.1 EXISTENCE; QUALIFICATION; SUBSIDIARIES. The Company and each Subsidiary that is a corporation is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has full corporate power and authority to conduct its business and own and operate its properties as now conducted, owned and operated. The copies of the Certificate of Incorporation and By-Laws of the Company and all amendments thereto are attached hereto as EXHIBIT D and are true, correct and complete copies of such documents. The Company and each Subsidiary of the Company is licensed or qualified as a foreign corporation and is in good standing in all jurisdictions where such Person is required to be so licensed or qualified, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect. SCHEDULE 4.1 lists all Subsidiaries of the Company and their respective jurisdictions of incorporation. Except as set forth on SCHEDULE 4.1, the Company has no Subsidiaries and owns no capital stock or other securities of, and has not made any other investment in, any other entity. All of the issued shares of capital stock of each Subsidiary have been duly and validly authorized and issued, are fully paid and non-assessable and are owned directly or indirectly by the Company, free and clear of all Liens other than Liens securing the obligations under the Credit Agreement.

         4.2 AUTHORIZATION, NONCONTRAVENTION AND ENFORCEABILITY; ISSUANCE OF SHARES.

                  (a) The Company has full power and authority and has taken all required corporate and other action necessary to permit it to execute and deliver this Agreement and the Related Documents and to carry out the terms hereof and thereof and (other than receipt of the Stockholder Approval, which the Company shall seek to obtain in accordance with Section 9.3) to issue and deliver the Series B Shares, the Conversion Shares, the Warrants and the shares of Common Stock issuable upon exercise of the Warrants (the "WARRANT SHARES"), and none of such actions will (i) violate or conflict with any provision of the Certificate of Incorporation of the Company, the By-Laws of the Company or of any applicable law, regulation, order, judgment or decree or rule of the stock exchange where the Common Stock is listed, (ii) except as set forth on SCHEDULE 4.2, result in the breach of or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under any agreement, instrument or understanding to which the Company is a party or by which it is bound or by which it will become bound as a result of the transaction contemplated by this Agreement other than any such breach or default that would not have a Material Adverse Effect, or (iii) result in or constitute a "change in control" under any agreement, instrument or understanding to which the Company is a party or by which it is bound (other than the Stock Option Plans) or by which it will become bound as a result of the transaction contemplated by this Agreement. This Agreement and the Related Documents each constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application related to the enforcement of creditor's rights generally and except as rights to indemnity thereunder may be limited by applicable federal securities laws.

                  (b) The Series B Shares have been duly authorized and, when issued and delivered in accordance with this Agreement, will be validly issued, fully paid and nonassessable, and will be free of any Liens (other than any restrictions on transfer under state and/or federal securities laws). The Warrants have been duly authorized and, when issued and delivered in accordance with this Agreement, will be validly issued and will be free of any Liens (other than any restrictions on transfer under state and/or federal securities laws). Subject to receipt of the Share Issuance Approval, when issued, the Conversion Shares and the Warrant Shares will be duly authorized, validly issued, fully paid and nonassessable, and will be free of any Liens (other than any restrictions on transfer under state and/or federal securities laws). Subject to receipt of the Share Issuance Approval, the Conversion Shares and the Warrant Shares have been duly reserved for issuance upon conversion of the Series B Shares or exercise of the Warrants, as the case may be. Neither the issuance and delivery of the Series B Shares or Warrants nor the issuance and delivery of any Conversion Shares or Warrant Shares is subject to any preemptive right of any stockholder of the Company or to any right of first refusal or other similar right in favor of any Person which has not been waived.

         4.3 CAPITALIZATION. As of the Closing, and upon the acceptance for filing of the Series B Preferred Stock Certificate of Designations, the authorized capital stock of the Company shall consist of: (i) 60,000,000 shares of Common Stock, of which 31,910,325 shares are outstanding, 22,133,373 shares are reserved for issuance upon conversion of the Series B Preferred Stock and exercise of the Warrants, 5,916,872 shares are reserved for issuance in connection with equity awards granted or permitted to be granted pursuant to the Stock Option Plans or upon the exercise of stock options granted or permitted to be granted pursuant to the Stock Option Plans, and 39,430 shares are held in treasury; and (ii) 2,000,000 shares of preferred stock, par value $0.01 per share, of which 600,000 shares are designated Series A Junior Preferred Stock and 50,000 shares are designated as Series B Preferred Stock. At the time of the Closing, all of the outstanding capital stock will be validly issued, fully paid and nonassessable and will have been issued in compliance with all applicable securities laws (including the provisions of the Securities Act and the rules and regulations promulgated thereunder). Except pursuant to a Stock Option Plan or as set forth on SCHEDULE 4.3, as of the Closing, neither the Company nor any of its Subsidiaries has granted or issued any options, convertible securities, warrants, calls, pledges, transfer restrictions (except restrictions imposed by federal and state securities laws), Liens, rights of first offer, rights of first refusal, antidilution provisions or commitments of any character relating to any issued or unissued shares of capital stock of the Company other than as contemplated in this Agreement and the Related Documents.

         4.4 PRIVATE SALE; VOTING AGREEMENTS.

                  (a) The Company has not violated any applicable federal or state securities laws in connection with the offer, sale and issuance of any of its capital stock. Assuming the accuracy of the Purchasers' representations contained herein, neither the offer, sale and issuance of the Series B Shares and Warrants hereunder nor the issuance and delivery of any Conversion Shares or Warrant Shares (assuming that the Warrant Shares are issued to the Purchasers) requires registration under the Securities Act or any state securities laws.

                  (b) To the Company's knowledge, there are no agreements obligating any of its stockholders to vote as directed by another Person or any proxies granted by any stockholder other than proxies submitted in connection with the Company's annual meeting of stockholders.

         4.5 SEC REPORTS; FINANCIAL STATEMENTS.

                  (a) The Company has filed all forms, reports and documents required to be filed by it with the SEC and has heretofore made available to the Purchasers (other than preliminary materials), in the form filed with the SEC,
(i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 1998, December 31, 1999 and December 31, 2000, respectively, (ii) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since January 1, 1999, and (iii) all other forms, reports and other registration statements filed by the Company with the SEC after January 1, 1998 and before the Closing Date, including, without limitation, the Form 10-Q for the quarter ended September 30, 2001, when filed (the forms, reports and other documents referred to in clauses (i), (ii) and (iii) above, together with any amendments or supplements thereto filed before the Closing Date and the Offering Circular, being referred to herein, collectively, as the "COMPANY REPORTS"). The Company Reports (i) were prepared, in all material respects, in accordance with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and
(ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary is required to file any form, report or other document with the SEC.

                  (b) Each of the financial statements (including, in each case, any notes thereto) contained in the Company Reports (the "COMPANY REPORTS FINANCIAL STATEMENTS") and the financial statements (including any notes thereto) required to be delivered to each Purchaser by the Company pursuant to
Section 8.1(i)(viii) (the "2001 AUDITED FINANCIAL STATEMENTS" and, together with the Company Reports Financial Statements, the "FINANCIAL STATEMENTS") complies (or, in the case of the 2001 Audited Financial Statements, will comply) as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and was prepared (or, in the case of the 2001 Audited Financial Statements, will be prepared) in all material respects in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X promulgated by the SEC) and each fairly presented (or, in the case of the 2001 Audited Financial Statements, will fairly present) in all material respects (subject to, in the case of the unaudited statements, to normal, recurring audit adjustments, none of which are material) the consolidated financial position, results of operations, stockholders' equity and cash flows of the Company and the Consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein. As of the dates of the Financial Statements, the Company had (or, in the case of the 2001 Audited Financial Statements, will have) no obligation, indebtedness or liability (whether accrued, absolute, contingent or otherwise, known or unknown, and whether due or to become due), which was not (or, in the case of the 2001 Audited Financial Statements, will not be) reflected or reserved against in the balance sheets or the notes thereto which are (or, in the case of the 2001 Audited Financial Statements, will be) part of the Financial Statements, except for those incurred in the Ordinary Course of Business and which (or, in the case of the 2001 Audited Financial Statements, will be) are fully reflected on the Company's books of account and which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

         4.6 ABSENCE OF CERTAIN CHANGES. Except as set forth on SCHEDULE 4.6, since September 30, 2001 (the "MOST RECENT BALANCE SHEET DATE"), neither the Company nor any Subsidiary has:

                  (a) incurred any liabilities other than current liabilities incurred, or obligations under contracts entered into, in the Ordinary Course of Business and for individual amounts not greater than $500,000;

                  (b) paid, discharged or satisfied any claim, Lien or liability, other than any claim, Lien or Liability (A) reflected or reserved against on the balance sheet contained in the Financial Statements as of the Most Recent Balance Sheet Date (the "CURRENT BALANCE SHEET") and paid, discharged or satisfied in the Ordinary Course of Business or (B) incurred since the Most Recent Balance Sheet Date and paid, discharged or satisfied, in each case in the Ordinary Course of Business;

                  (c) sold, leased, assigned or otherwise transferred any of its assets, tangible or intangible (other than sales of inventory in the Ordinary Course of Business and use of supplies in the Ordinary Course of Business);

                  (d) permitted any of its assets, tangible or intangible, to become subject to any Lien (other than any Permitted Lien);

                  (e) written off as uncollectible any accounts receivable other than (i) in the Ordinary Course of Business, or (ii) for amounts not greater than $50,000;

                  (f) terminated or amended or suffered the termination or amendment of, other than in the Ordinary Course of Business, or failed to perform in all material respects all of its obligations or suffered or permitted any material default to exist under, any material agreement, license or permit;

                  (g) suffered any damage, destruction or loss of tangible property (whether or not covered by insurance) which in the aggregate exceeds $100,000;

                  (h) made any loan (other than intercompany advances) to any other Person (other than (i) advances to employees in the Ordinary Course of Business which do not exceed $5,000 individually or $25,000 in the aggregate, or
(ii) loans made under the Company's Executive Loan Program;

                  (i) canceled, waived or released any debt, claim or right in an amount or having a value exceeding $50,000;

                  (j) other than a Permitted Affiliate Transaction, paid any amount to or entered into any agreement, arrangement or transaction with any Affiliate (including its officers, directors and employees) outside the Ordinary Course of Business and which was not approved by a majority of the Company's disinterested directors;

                  (k) declared, set aside, or paid any dividend or distribution with respect to its capital stock or redeemed, purchased or otherwise acquired any of its capital stock, other than pursuant to the Executive Loan Program;

                  (l) other than in the Ordinary Course of Business, granted any increase in the compensation of any officer or employee or made any other change in employment terms of any officer or employee;

                  (m) made any change in any method of accounting or accounting practice;

                  (n) suffered or caused any other occurrence, event or transaction which, individually or together with each other occurrence, event or transaction, has had or could reasonably be expected to have a Material Adverse Effect; or

                  (o) agreed, in writing or otherwise, to any of the foregoing.

         4.7 LITIGATION. Except as set forth in SCHEDULE 4.7, as of the date of this Agreement and as of the date of the Original Agreement, no claim, suit, proceeding or investigation is pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any officer or director thereof or the Company's and the Subsidiaries' business which if decided adversely to any such person could have a Material Adverse Effect.

         4.8 LICENSES, COMPLIANCE WITH LAW, OTHER AGREEMENTS, ETC. The Company and each Subsidiary have all material franchises, permits, licenses and other rights to allow it to conduct its business and is not in violation in any material respects of any order or decree of any court, or of any law, order or regulation of any Governmental Agency, or of the provisions of any material contract or agreement to which it is a party or by which it is bound, and neither this Agreement nor the Related Documents nor the transactions contemplated hereby or thereby will result in any such violation, except where the failure to have any such franchise, permit or license or any such violation would not in the aggregate be expected to have a Material Adverse Effect. The Company and each Subsidiary's businesses have been conducted in all material respects in compliance with all federal, state and local laws, ordinances, rules and regulations, except where such violations, defaults or noncompliance would not in the aggregate have a Material Adverse Effect.

         4.9 THIRD-PARTY APPROVALS. Assuming the accuracy of the representations and warranties of the Purchasers contained in this Agreement, except as set forth on Schedule 4.9, the Company is not required to obtain any order, consent, approval or authorization of, or to make any declaration or filing with, any Governmental Agency or other third party (including under any state securities or "blue sky" laws) in connection with the execution and delivery of this Agreement or the Related Documents, or the consummation of the transactions contemplated hereby or thereby to occur on the Closing Date, except for (i) filings on Form D under the Securities Act, and (ii) any consents, approvals or authorizations the failure to obtain which would not in the aggregate have a Material Adverse Effect.

         4.10 DISCLOSURE. This Agreement, together with all exhibits and schedules hereto, and the agreements, certificates and other documents furnished to the Purchasers by the Company and its Subsidiaries in connection with the transactions contemplated under this Agreement, do not contain any untrue statement of a material fact or, as supplemented by the Company Reports filed by the Company on or after January 1, 2001 through the date of this Agreement, omit to state a material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

         4.11 TANGIBLE ASSETS. The Company and its Subsidiaries own or lease all tangible assets used or reasonably necessary in connection with the conduct of its business. Other than the Liens imposed pursuant to the Credit Agreement, all material tangible assets are free from any Liens (other than Permitted Liens), are free from any material defects, have been maintained in accordance with normal industry practice and any regulatory standard or procedure to which such assets are subject, are in good operating condition and repair in all material respects (subject to normal wear and tear) and are suitable in all material respects for the purposes for which such assets are used or proposed to be used, other than Liens, defects and wear and tear which in the aggregate would not be expected to have a Material Adverse Effect.

         4.12 INVENTORY. All inventory of the Company and its Subsidiaries, whether reflected on the Current Balance Sheet or otherwise, consists of a quality and quantity usable or salable in the Ordinary Course of Business, subject to the reserves set forth on the Current Balance Sheet and subject to normal rates of defect or obsolescence not inconsistent with the Company's historical experience.

         4.13 OWNED REAL PROPERTY. Except as set forth on Schedule 4.13, the Company and its Subsidiaries own no real property.

         4.14 REAL PROPERTY LEASES. There exists no event of default (nor, to the Company's knowledge, any event which with notice or lapse of time would constitute an event of default) with respect to the Company, any Subsidiary and, to the Company's knowledge, with respect to any other party thereto under any agreement pursuant to which the Company is the lessee or lessor of any real property, except for such defaults and defects in enforceability as would not in the aggregate be expected to have a Material Adverse Effect, and all such agreements are in full force and effect and enforceable against the lessor or lessee in accordance with their terms except for such defaults and defects in enforceability as would not in the aggregate be expected to have a Material Adverse Effect.

         4.15 AGREEMENTS. Except as set forth in SCHEDULE 4.15, neither the Company nor any Subsidiary is in default, nor to the knowledge of the Company is there any basis for a valid claim of default, and to the Company's knowledge no event has occurred which, with notice or lapse of time, would constitute a default, under any agreement, arrangement or understanding to which the Company or any Subsidiary is a party, and to the knowledge of the Company no other Person is in default under any such agreement, in each case other than defaults which in the aggregate would not be expected to have a Material Adverse Effect. Additionally, neither the Company nor any Subsidiary is party to any agreement the performance of which in accordance with its terms (including any termination provision thereof) would be expected to have a Material

Adverse Effect (which term, for the purposes of this sentence only, shall not include the prospects of the Company and its Subsidiaries taken as a whole).

         4.16 INTELLECTUAL PROPERTY. SCHEDULE 4.16 sets forth a complete list of
(i) all patented or registered Intellectual Property owned by the Company, and all applications to register or patent any such Company Intellectual Property; and (ii) all trade names and material unregistered trademarks used by the Company in connection with its business. The Company owns and possesses all right, title and interest in and to, or has a valid and enforceable license to use, the Intellectual Property necessary for the operation of its business as currently conducted and as currently proposed to be conducted, and no claim by any third party contesting the validity, enforceability, use or ownership of such Intellectual Property has been made or, to the knowledge of the Company, is threatened. To the Company's knowledge, the Company has not infringed or misappropriated the Intellectual Property of any third party.

         4.17 EMPLOYEES. Since the Most Recent Balance Sheet Date, no key employees and no group of employees has terminated, or to the knowledge of the Company plans to terminate, employment with the Company or any Subsidiary, as applicable. The Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strike, material grievance, material claim of unfair labor practice or other collective bargaining dispute. To the knowledge of the Company there is no organizational effort being made or threatened by or on behalf of any labor union with respect to its employees. To the Company's knowledge, the Company has not committed any unfair labor practice or materially violated any federal, state or local law or regulation regulating employers or the terms and conditions of its employees' employment, including laws regulating employee wages and hours, employment discrimination, employee civil rights, equal employment opportunity and employment of foreign nationals, except for such violations as would not in the aggregate be expected to have a Material Adverse Effect.

         4.18 ERISA; EMPLOYEE BENEFITS. Each Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or has timely filed for a favorable determination letter from the Internal Revenue Service and no event has occurred since the date of the last determination letter that could reasonably be expected to materially adversely affect the qualified status of such Plan. Except for events or circumstances that would not have a Material Adverse Effect, each Plan is in full force and effect and has been administered in accordance with its terms and is and has been, and each plan administrator and fiduciary of a Plan is acting and has been acting, in compliance with all applicable requirements of the Code and ERISA (including the funding, reporting and disclosure and prohibited transaction provisions thereof) and other applicable laws, regulations and rulings in connection with each such Plan. No Plan has been terminated or partially terminated. The Company has no Plan which is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA. The Company or one of its Subsidiaries has made, accrued or provided for all contributions required under each Plan. To the knowledge of the Company, no event has occurred or is reasonably expected to occur with respect to any employee pension benefit plan of the Company or any member of the Company's controlled group (within the meaning of Section 414 of the Code), which could reasonably be expected to directly or indirectly result in any material liability (other than liability arising in the Ordinary Course of Business) to the Company or any member of its controlled group pursuant to Title IV of ERISA or Section 412 of the Code. No Plan has incurred an "accumulated funding deficiency" within the meaning of Section 412 of the Code or Section 302 of ERISA.

         4.19 ENVIRONMENT, HEALTH AND SAFETY.

                  (a) The Company (as used in this Section 4.19, Company shall include the Company's Subsidiaries) has complied and is in compliance in all material respects with all Environmental and Safety Requirements that are applicable to the Company's business;

                  (b) The Company has not received any written notice, report or other information regarding any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to the Company or its facilities and arising under Environmental and Safety Requirements; and

                  (c) The Company has not, either expressly or by operation of law, assumed or undertaken any liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental and Safety Requirements.

         4.20 TRANSACTIONS WITH AFFILIATES. Except for Permitted Affiliate Transactions or as disclosed in the Company Reports filed by the Company on or after January 1, 2001 through the date of this Agreement, neither the Company nor any Subsidiary is party to any agreement, arrangement or transaction with any Affiliate which is material to the Company's and its Subsidiaries business, taken as a whole.

         4.21 TAXES. Except as set forth on Schedule 4.21:

                  (a) each of the Company and its Subsidiaries has filed all Tax Returns that it was required to file, and has paid all Taxes shown thereon as owing, except where the failure to file Tax Returns or to pay Taxes would not in the aggregate have a Material Adverse Effect;

                  (b) none of the Company and its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal Tax Return (other than a group the common parent of which is the Company) or (B) has any Liability for the Taxes of any Person (other than any of the Company and its Subsidiaries) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise;

                  (c) each of the Company and its Subsidiaries has withheld and paid in all material respects all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party;

                  (d) there is no dispute or claim concerning any Tax Liability of any of the Company and its Subsidiaries either (A) claimed or raised by any authority in writing or (B) as to which any of the directors and officers (and employees responsible for Tax matters) of the Company and its Subsidiaries has knowledge based upon personal contact with any agent of such authority and which is material to the Company and its Subsidiaries taken as a whole; and

                  (e) none of the Company and its Subsidiaries has any liability for any Person in connection with Taxes pursuant to the Combination Agreement by and among Penton Media, Inc., D-M Acquisition Corp., Pittway Corporation, Donohue Meehan Publishing Company, William C. Donohue and John J. Meehan, dated as of May 21, 1998 or for any Person pursuant to section 3.13 of such Combination Agreement.

         4.22 OTHER INVESTORS. Set forth on SCHEDULE 4.22 is a list of all stockholders of the Company who as of the date hereof and to the Company's knowledge, based upon SEC filings of stockholders, after giving effect to the terms hereof, own more than 5% of the fully diluted common equity of the Company and sets forth such percentage ownership.

         4.23 SENIORITY. No class of equity securities of the Company is senior or pari passu to the Series B Preferred Stock in right of payment, whether upon liquidation, dissolution or otherwise.

         4.24 INVESTMENT COMPANY. The Company is not, and is not controlled by or under common control with an affiliate of, an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

         4.25 CERTAIN FEES. Other than any fees or expenses to be paid in accordance with Section 13.5 and other than fees to be paid to Credit Suisse First Boston (which fees shall not exceed $2,500,000), no fees or commissions will be payable by the Company to any broker, financial advisor, finder, investment banker, or bank with respect to the transactions contemplated by this Agreement. The Purchasers shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of any Persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by this Agreement. The Company shall indemnify and hold harmless each of the Purchasers, their respective employees, officers, directors, agents and partners, and their respective affiliates (as such term is defined under Rule 405 promulgated under the Securities Act), from and against all claims, losses, damages, costs (including the costs of preparation and attorney's fees) and expenses suffered in respect to any such claimed or existing fees.

         4.26 FORM S-3 ELIGIBILITY. As of the date hereof, the Company is eligible to register securities for resale with the SEC on Form S-3 promulgated under the Securities Act.

         4.27 LISTING AND MAINTENANCE REQUIREMENTS COMPLIANCE. The Company has not received notice (written or oral) from the NYSE that the Company is not in compliance with the listings or maintenance requirements of such Exchange. Upon conversion of the Series B Shares into shares of Common Stock and upon exercise of the Warrants, all Conversion Shares and Warrant Shares shall be listed on the NYSE. The authorization and issuance of the Series B Shares, the Warrants, the Conversion Shares and the Warrant Shares will not violate the listing or maintenance requirements of the NYSE, subject to receipt of the Share Issuance Approval, which the Company shall seek to obtain in accordance with Section 9.3.

         4.28 REGISTRATION RIGHTS. The Company has not granted or agreed to grant to any Person any rights (including "piggy-back" registration rights) to have any securities of the Company registered with the SEC or any other governmental authority, except pursuant to the agreements described on SCHEDULE 4.28 hereto (collectively, the "PRIOR REGISTRATION AGREEMENTS").

                                   ARTICLE V
                REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

                  Each of the Purchasers hereby represents and warrants, severally and not jointly, to the Company as follows:

         5.1 AUTHORIZATION AND ENFORCEABILITY. Such Purchaser has full power and authority and has taken all action necessary to permit it to execute and deliver this Agreement and the other documents and instruments to be executed by it pursuant hereto and to carry out the terms hereof and thereof. This Agreement and such other documents and instruments each constitutes a legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, except to the extent limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application related to the enforcement of creditor's rights generally and except as rights to indemnity thereunder may be limited by applicable federal securities laws.

         5.2 GOVERNMENT APPROVALS. Such Purchaser is not required to obtain any order, consent, approval or authorization of, or to make any declaration or filing with, any Governmental Agency in connection with the execution and delivery of this Agreement and the other documents and instruments to be executed by it pursuant hereto or the consummation of the transactions contemplated hereby and thereby, except for such order, consent, approval, authorization, declaration or filing as which has been or will be obtained or made.

                                   ARTICLE VI
                         COMPLIANCE WITH SECURITIES LAWS

         6.1 INVESTMENT INTENT OF THE PURCHASERS. Each Purchaser represents and warrants, severally and not jointly, to the Company that it is acquiring the Series B Shares and Warrants set forth opposite its name on SCHEDULE 1 for its own account, with no present intention of selling or otherwise distributing the same to the public.

         6.2 STATUS OF SERIES B SHARES AND WARRANTS. Each Purchaser has been informed by the Company that the Series B Shares and Warrants have not been and will not be registered under the Securities Act or under any state securities laws and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering.

         6.3 SOPHISTICATION AND FINANCIAL CONDITION OF PURCHASERS. Each Purchaser represents and warrants, severally and not jointly, to the Company that it is an "Accredited Investor" as defined in Regulation D under the Securities Act and that it considers itself to be an experienced and sophisticated investor and to have such knowledge and experience in financial and business matters as are necessary to evaluate the merits and risks of an investment in the Series B Shares and the Warrants. Each Purchaser has been given access to such information regarding the Company and its Subsidiaries as it has requested and has had the opportunity to obtain additional information as desired and to ask questions and has received answers regarding such information in order to evaluate the merits and the risks inherent in holding the Series B Shares, the Warrants and the Common Stock issuable upon conversion or exercise thereof, as the case may be. The facts set forth in the preceding sentence, shall not affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto, nor shall it affect the Company's indemnification obligations arising under Article XII hereof.

         6.4 TRANSFER OF SERIES B SHARES, WARRANTS AND CONVERSION SHARES.

                  (a) Each Purchaser has been informed by the Company and hereby agrees that Series B Shares, Warrants, Conversion Shares and Warrant Shares may be transferred only (i) pursuant to public offerings registered under the Securities Act, (ii) pursuant to Rule 144 promulgated under the Securities Act (or any similar rule then in force), (iii) to an Affiliate of the transferor, or
(iv) subject to the conditions set forth in Section 6.4(b), pursuant to any other legally-available means of transfer.

                  (b) In connection with any transfer of any Series B Shares, Warrants, Conversion Shares or Warrant Shares (other than a transfer described in Section 6.4(a)(i), (ii) or (iii)), the holder of such shares shall deliver written notice to the Company describing in reasonable detail the proposed transfer, together with an opinion of counsel (Kirkland & Ellis or such other counsel which, to the Company's reasonable satisfaction, is knowledgeable in securities law matters) to the effect that such transfer may be effected without registration of such shares under the Securities Act. The holder of the Securities being transferred shall not consummate the transfer until (i) the prospective transferee has confirmed to the Company in writing its agreement to be bound by the provisions of this Section 6.4 and Sections 9.6 and 9.7 as if it were a Purchaser, or (ii) such holder shall have delivered to the Company an opinion of such counsel that no subsequent transfer of such Securities shall require registration under the Securities Act. Promptly upon receipt of any opinion described in clause (ii) of the preceding sentence, the Company shall prepare and deliver in connection with the consummation of the proposed transfer, new certificates for the Securities being transferred that do not bear the legend set forth in Section 6.4(c).

                  (c) Except as provided in Section 6.4(b), until transferred pursuant to clauses (a)(i) or (a)(ii) above, each certificate evidencing the ownership of Series B Shares, Warrants, Conversion Shares or Warrant Shares shall be imprinted with a legend substantially in the following form:

                  THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON MARCH __, 2002 AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR ANY APPLICABLE STATE SECURITIES LAW. THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE CONDITIONS SET FORTH IN THE SERIES B CONVERTIBLE PREFERRED STOCK and warrant PURCHASE AGREEMENT DATED AS OF MARCH __, 2002 BETWEEN THE COMPANY (THE "COMPANY") AND THE OTHER PARTIES THERETO. THE COMPANY RESERVES THE

                  RIGHT TO REFUSE ANY TRANSFER OF SUCH SECURITIES UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO SUCH TRANSFER. A COPY OF SUCH CONDITIONS SHALL BE FURNISHED WITHOUT CHARGE TO THE HOLDER HEREOF UPON WRITTEN REQUEST TO THE COMPANY.

                                   ARTICLE VII
                      PRE-CLOSING COVENANTS OF THE COMPANY

         7.1 ACCESS. From the date hereof until the Closing, the Company shall permit the Purchasers, their respective agents and representatives to have reasonable access to the management personnel, premises, books and records of the Company and its Subsidiaries upon reasonable notice during regular business hours.

         7.2 CONDUCT OF THE COMPANY AND ITS SUBSIDIARIES. From the date hereof until the Closing, the Company shall, and the Company shall cause each of its Subsidiaries (other than any Unrestricted Subsidiary), to conduct their respective businesses in the Ordinary Course of Business and to use their reasonable best efforts to preserve intact their business organizations and relationships with third parties, to preserve the goodwill of the suppliers, customers and others having business relations with the Company or such Subsidiaries. Neither the Company nor its Subsidiaries shall (i) take or agree or commit to take any action that would make any representation and warranty set forth in Article III hereof (other than those expressed as being made as at a specific date) inaccurate in any respect at, or as of any time prior to, the Closing, or (ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

         7.3 FURTHER ACTION. The Company shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. The Company agrees, and agrees to cause its Subsidiaries, to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

         7.4 NOTICE OF CERTAIN EFFORTS. The Company shall promptly notify the Purchasers in writing of:

                  (a) any notice or other communication to or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

                  (b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

                  (c) the occurrence, or failure to occur, of any event which occurrence or failure would cause any representation and warranty of the Company contained in Article III of this Agreement to be untrue or inaccurate in any material respect (or, in the case of any such representation and warranty qualified by materiality or Material Adverse Effect, to be untrue or inaccurate in any respect) at any time from the date hereof to the Closing Date or that will result in the failure to satisfy any of the conditions specified in Section 8.1. Such notice (i) shall specify the representation or warranty so breached and (ii) will not be deemed to amend the Schedules attached hereto unless so accepted as such by the Purchasers in writing prior to the Closing, in which event such written acceptance shall be deemed to cure the breach of any such representation or warranty and amend and/or supplement the schedule related to such representation or warranty; and

                  (d) any failure of the Company or any of its Subsidiaries to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

         7.5 CONFIDENTIALITY. The parties hereto agree that the confidentiality agreement dated as of January 25, 2002, between the Company and ABRY (the "CONFIDENTIALITY AGREEMENT") shall continue in full force and effect.

         7.6 NO SOLICITATION. Until the earlier of (x) the termination of this Agreement pursuant to Section 10.1 and (y) the Final Closing Date (the period from the date of this Agreement until such earlier date is referred to herein as, the "EXCLUSIVITY PERIOD"): (i) neither the Company and its affiliates nor any of their respective subsidiaries (collectively, the "RESTRICTED PARTIES" and each a "RESTRICTED PARTY") shall, directly or indirectly, initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or would reasonably be expected to result in, a Competing Transaction (as defined below), or enter into or maintain or continue discussions or negotiate with any person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of their respective officers, directors, employees, consultants or agents or any investment banker, financial advisor, attorney, accountant or other representative retained by any Restricted Person to take any such action; and (ii) the Company shall notify ABRY and Sandler in writing (as promptly as practicable, but in any event, within two days) if any written or oral request for information or proposal relating to a Competing Transaction is made and shall keep ABRY and Sandler promptly advised of all such requests and proposals, and shall provide ABRY and Sandler with a copy of any such written requests or proposals and a summary of all oral proposals or requests. As used herein, the term "COMPETING TRANSACTION" shall mean the offer or sale of equity or equity-linked securities of the Company to a third party other than (i) the Purchasers or (ii) between the Initial Closing Date and the Final Closing Date, other stockholders of the Company so long as the offer or sale to such other stockholders does not include, individually or in the aggregate, more than 5,000 shares of Series B Preferred Stock and 160,000 Warrants.

         7.7 PREPARATION OF THE PROXY STATEMENT; STOCKHOLDERS MEETING.

                  (a) As promptly as practicable following the date of this Agreement, the Company shall prepare and file with the SEC a proxy statement relating to the matters set forth in Section 9.3 for which Stockholder Approval is sought (as amended or supplemented from time to time, the "PROXY STATEMENT") and the Company shall use reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto and to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable following the date of this Agreement. The Company shall promptly notify the Purchasers upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide the Purchasers with copies of all correspondence between the Company and its representatives, on the one hand, and the SEC and its staff, on the other hand. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide the Purchasers an opportunity to review and comment on such document or response, (ii) shall include in such document or response all comments reasonably proposed by the Purchasers and (iii) shall not file or mail such document or respond to the SEC prior to receiving the Purchasers' approval, which approval shall not be unreasonably withheld or delayed.

                  (b) If requested by the Company, each Purchaser shall use its commercially reasonable efforts to assist the Company in preparing the Proxy Statement, including, without limitation, providing to the Company any information regarding such Purchaser required to be included therein.

                  (c) The Company shall, as promptly as practicable following the date of this Agreement, establish a record date (which will be as promptly as reasonably practicable following the date of this Agreement) for, duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Stockholder Approval sought in accordance with Section 9.3 (the "Stockholders Meeting"). The Company shall, through its Board of Directors, recommend to its stockholders that they adopt this Agreement, and shall include such recommendation in the Proxy Statement.

         7.8 APPROVAL BY THE COMPANY'S STOCKHOLDERS. The Board of Directors shall recommend the approval, adoption and authorization of the transactions with the Purchasers, and the Company shall take all reasonable lawful action to solicit such approval, adoption and authorization. No amendment or supplement to the Proxy Statement will be made by the Company without consultation with the Purchasers and each of their legal counsels.

                                  ARTICLE VIII
                              CONDITIONS PRECEDENT

         8.1 CONDITIONS TO OBLIGATIONS OF THE PURCHASERS AT INITIAL CLOSING. The obligation of each Purchaser to purchase the Series B Shares and the Warrants at the Initial Closing in accordance with Section 3.3 shall be subject to the satisfaction or waiver by such Purchaser of the following conditions precedent on or prior to the Initial Closing Date:

                  (a) the Series B Preferred Stock Certificate of Designations shall have been filed with the Secretary of State of the State of Delaware and shall be in full force and effect as of the Initial Closing Date and shall not have been modified in any manner since that date;

                  (b) as of the Initial Closing Date there shall be an absence of (i) any general suspension of trading in, or limitation on prices for securities on any national securities exchange or in the over-the-counter market, (ii) the declaration of any banking moratorium or any suspension of payments in respect of banks or any material limitation (whether or not mandatory) on the extension of credit by lending institutions in the United States, or (iii) the commencement or escalation of a war or material armed hostilities or other international or national calamity involving the United States and having an adverse effect on the functioning of the financial markets in the United States;

                  (c) as of the Initial Closing Date the representations and warranties made by the Company in Article IV hereof shall be true and correct in all respects to the extent they are qualified by materiality or Material Adverse Effect, and to the extent not so qualified shall be true and correct in all material respects;

                  (d) the Company shall have complied in all material respects with the covenants set forth in this Agreement that are required to be performed by the Company on or before the Initial Closing Date;

                  (e) as of the Initial Closing Date, the Company shall have received written confirmation from the NYSE that, subject to receipt of the Stockholder Approval (which the Company shall seek to obtain in accordance with Section 9.3), (i) the authorization and issuance of the Series B Shares, the Warrants, the Conversion Shares and the Warrant Shares will not violate any of the stockholder approval or voting rules or any listing or maintenance requirements of the NYSE, and (ii) the NYSE will not object, under Rule 313 of the NYSE Company Guide, to the terms of the Series B Shares as set forth in the Series B Preferred Stock Certificate of Designations;

                  (f) as of the Initial Closing Date, the Company shall have paid the Closing Fee to the Purchasers participating in the Initial Closing and reimbursed ABRY for its transaction expenses, in each case as contemplated under
Section 13.5 of this Agreement;

                  (g) as of the Initial Closing Date the Company shall have received all consents and approvals, including, without limitation, Board of Director, governmental and third party consents or approvals, that are required to be obtained in connection with the transactions contemplated under this Agreement and the Related Documents (other than receipt of the Stockholder Approval, which the Company shall seek to obtain in accordance with Section 9.3);

                  (h) three individuals designated by the Purchasers (the "SERIES B DIRECTORS") shall have been duly nominated and elected to serve as members of the Board of Directors, effective as of the Initial Closing Date (it being acknowledged and agreed that none of the Series B Directors shall be compensated for serving as members of the Board of Directors, other than customary expense reimbursement consistent with the Company's policies in respect thereto); and

                  (i) the following documents and items shall have been delivered to each Purchaser at or prior to the Initial Closing:

                           (i) a fully executed copy of the Credit Agreement, satisfactory in form and substance to such Purchaser (which Credit Agreement, without further amendment or modification thereto, shall be in effect on the Initial Closing Date);

                           (ii) fully executed and delivered amendments to each of the Prior Registration Agreements, satisfactory in form and substance to such Purchaser (collectively, the "AMENDMENTS"), which Amendments shall be in effect on the Initial Closing Date without further amendment or modification thereto;

                           (iii) fully executed and delivered Resignation Agreements, satisfactory in form and substance to such Purchaser, which Resignation Agreements shall be in effect on the Closing Date without further amendment or modification thereto;

                           (iv) the written opinion of Jones, Day, Reavis & Pogue, counsel to the Company, dated as of the Initial Closing Date and satisfactory in form and substance to such Purchaser;

                           (v) a counterpart of the Registration Rights
         Agreement duly executed and delivered by the Company;

                           (vi) certificates evidencing ownership of the Series B Shares and the Warrants purchased by such Purchaser, in each case duly executed and delivered by the Company;

                           (vii) a certificate of a duly authorized officer of the Company dated as of the Initial Closing Date certifying that (A) the closing conditions described in Section 8.1(a) through Section 8.1(h) have been satisfied, and (B) the resolutions of the Board of Directors attached thereto (which resolutions shall have, among other things, (x) authorized all of the transactions contemplated by this Agreement and the Related Documents, approved the Related Documents (including, without limitation, the Series B Preferred Stock Certificate of Designations), (y) duly nominated and elected the Series B Directors to the Board of Directors effective as of the Closing Date, and (z) resolved that (i) the Series B Directors and each other member of the Board of Directors elected by the holders of Series B Shares from time to time in accordance with the terms thereof, if any, shall be "Continuing Directors" as such term is defined in the Indenture and as it will be defined in the New Indenture and (ii) the election of such directors shall not cause a "Change in Control" as such term is defined in the Credit Agreement) were duly adopted and have not been rescinded or amended;

                           (viii) a copy of the consolidated financial statements of the Company and its Consolidated Subsidiaries for the fiscal year ended December 31, 2001, together with the report of the Company's auditors with respect thereto, in each case satisfactory in form and substance to such Purchaser in its sole discretion;

                           (ix) a fully executed amendment to the Rights Plan satisfactory in form and substance to the Purchasers, which amendment shall be in effect on the Initial Closing Date without further amendment or modification thereto; and

                           (x) such other documents relating to the transactions contemplated hereby as the Purchasers may reasonably request; and

                  (j) each other Purchaser shall have funded the portion of the Purchase Price payable by such Purchaser at the Initial Closing in accordance with Section 3.3.

         8.2 CONDITIONS TO OBLIGATIONS OF THE PURCHASERS AT THE FINAL CLOSING. The obligations of each Purchaser to purchase the Series B Shares and the Warrants at the Final Closing in accordance with Section 3.3 shall be subject to the satisfaction or waiver of the following conditions precedent on or prior to the Final Closing Date:

                  (a) the Initial Closing shall have occurred;

                  (b) as of the Final Closing Date neither the Company nor any Subsidiary shall have suffered or caused to have been suffered since September 30, 2001, any occurrence, event or transaction which, individually or together with each other occurrence, event or transaction, shall have had or could reasonably be expected to have had a Material Adverse Effect;

                  (c) as of the Final Closing Date the representations and warranties made by the Company in Article IV hereof shall be true and correct in all respects to the extent they are qualified by materiality or Material Adverse Effect, and to the extent not so qualified shall be true and correct in all material respects;

                  (d) the Company shall have complied in all material respects with the covenants set forth in this Agreement that are required to be performed by the Company on or before the Final Closing Date;

                  (e) each Purchaser shall have received a certificate of a duly authorized officer of the Company dated as of the Final Closing Date certifying that the closing conditions described in Section 8.2(b) through Section 8.2(d) and Section 8.2(h) have been satisfied;

                  (f) each Purchaser shall have received the written opinion of Jones, Day, Reavis & Pogue, counsel to the Company, dated as of the Final Closing Date and satisfactory in form and substance to such Purchaser;

                  (g) each other Purchaser shall have funded the portion of the Purchase Price payable by such Purchaser at the Final Closing in accordance with
Section 3.3; and

                  (h) on or prior to the Final Closing Date, the Company shall have amended the Stock Option Plans and not less than 80% of the options, awards or securities granted to the Company's executive officers thereunder as of the Final Closing Date, and such amendments shall provide that the transactions contemplated by this Agreement and the Related Documents shall not constitute a "change of control" under the terms of such plans, options, awards or securities or otherwise result in the acceleration of vesting of any portion of such options, awards or securities.

         8.3 CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligation of the Company to sell and issue the Series B Shares and the Warrants to any Purchaser at any Closing in accordance with Section 3.3 shall be subject to the delivery by such Purchaser of (i) the Purchase Price payable by such Purchaser at such Closing in accordance with Section 3.3, and (ii) an executed letter agreement pursuant to which each Series B Director nominated by such Purchaser pursuant to Section 9.7 hereof agrees to resign from the Board of Directors at such time as no shares of Preferred Stock remain outstanding.

                                   ARTICLE IX

                                    COVENANTS

         9.1 RESTRICTED ACTIONS. Without the prior written consent of the holders of a majority of the Series B Shares then outstanding, the Company shall not, and shall not permit any Subsidiary (other than an Unrestricted Subsidiary) to, directly or indirectly:

                  (a) use the proceeds from the sale of the Series B Shares and the Warrants hereunder other than (i) to refinance indebtedness of the Company and its Subsidiaries outstanding under the Credit Agreement in accordance with the terms of this Agreement, (ii) to pay the Closing Fee and other fees and expenses associated with the transactions contemplated by this Agreement and the Related Documents, and (iii) for working capital and general corporate purposes;

                  (b) make any Restricted Payment or Restricted Investment unless (i) the Leverage Ratio, as of such time, is less than 6.0 to 1.0, and
(ii) such Restricted Payment or Restricted Investment would otherwise be permitted under the terms of the Indenture as in effect on the date hereof after application of a deemed Restricted Payment in an amount equal to the aggregate Liquidation Value of the Series B Shares then outstanding (plus all Unpaid Dividends thereon), in each case other than any transaction under the Executive Loan Program to the extent such transaction is otherwise permitted under the Indenture;

                  (c) except for the execution of the Credit Agreement contemplated by Section 8.1(i)(i) on the date hereof and the execution of the New Indenture having terms not more restrictive than those reflected in the "Description of Notes" set forth in the Offering Circular, enter into any agreement, instrument, arrangement or understanding (or amend or modify the terms of any existing agreement, instrument, arrangement or understanding), including the Indenture, the Credit Agreement and New Indenture, which by its terms would (under any circumstance) (i) modify the definition of "Change of Control," "Continuing Directors" or "Voting Equity Interests" as defined therein or modify any other definition contained therein that effects the meaning of the term "Change of Control" as defined therein, or (ii) restrict the Company's ability to comply with the terms of this Agreement or any of the Related Documents in any respect, including, without limitation, the Company's ability to pay any amount due to the Purchasers under this Agreement or the Series B Preferred Certificate of Designations; provided, however, that this Section 9.1(c) shall not restrict the Company's ability to refinance any Indebtedness outstanding under the Credit Agreement, the Indenture or the New Indenture to the extent that the terms of the applicable refinancing indebtedness are not more restrictive (including with respect to the maturity date thereof) with respect to the Company's ability to pay any amount due to the Purchasers under this Agreement or the Series B Preferred Stock Certificate of Designations than the terms set forth in the Credit Agreement, the Indenture or the New Indenture, as applicable.

                  (d) (x) prior to the 6th anniversary of the Initial Closing Date, sell, lease, transfer or otherwise dispose of any asset of the Company or its Subsidiaries, including the capital stock of any Subsidiary (other than an Unrestricted Subsidiary and other than any pledge of such capital stock to secure Indebtedness of the Company or its Subsidiaries), unless (i) such transaction is conducted in the Ordinary Course of Business, (ii) the aggregate net proceeds received in connection with all of such transactions in any given fiscal year (whether paid in cash or property) does not exceed (A) 5% of the Consolidated Total Assets as of the last day of the prior fiscal year or (B) 5% of EBITDA for the 12 month period ending on the last day of the prior fiscal year, in each case determined in accordance with this Agreement, or (iii) in the case of a transaction involving capital stock of a Subsidiary, such transaction is between the Company or its wholly-owned Subsidiary, on the one hand, and any other wholly-owned Subsidiary of the Company, on the other hand; or (y) from and after the 6th anniversary of the Initial Closing Date, sell, lease, transfer or otherwise dispose of any asset of the Company or its Subsidiaries, including the capital stock of any Subsidiary (other than any pledge of such capital stock to secure Indebtedness of the Company or its Subsidiaries to the extent such pledge was made prior to the 6th anniversary of the Initial Closing Date);

                  (e) (x) prior to the 6th anniversary of the Initial Closing Date, enter into or suffer to exist any contract, agreement, arrangement or transaction with any Affiliate (an "AFFILIATE TRANSACTION"), other than a Permitted Affiliate Transaction, unless such Affiliate Transaction (i) is determined by a majority of the Board of Directors to be fair and reasonable to the Company, and no less favorable to the Company than could have been obtained in an arm's length transaction with a non-Affiliate, and (ii) is approved by a majority of the members of the Board of Directors that are disinterested in such transaction; or (y) from and after the 6th anniversary of the Initial Closing Date, enter into or suffer to exist any Affiliate Transaction;

                  (f) materially alter its principal line of business as conducted on the Closing Date or engage in any business unless such business reasonably related to such principal line of business as conducted on the Closing Date;

                  (g) grant any options to purchase shares of Common Stock or other compensatory equity awards, or securities convertible into or exchangeable for shares of Common Stock, other than options, awards or securities (i) granted pursuant to a Stock Option Plan, (ii) with respect to awards or securities that have an exercise price, having an exercise price equal to or greater than the "Market Value per Share" (as defined in the Company's 1998 Equity and Performance Incentive Plan) of the Common Stock as of the date of such grant, and (iii) accounting for, alone or together with all other options, awards or securities granted under the Stock Option Plans, not more than 15% of the outstanding Common Stock determined as of the day before the Closing Date on a fully diluted, as-if-converted basis;

                  (h) from and after the 6th anniversary of the Initial Closing Date, incur, create, become or be liable in any matter with respect to or permit to exist any Indebtedness other than Indebtedness existing as of such date and Indebtedness incurred thereafter under the revolving credit portion of the Credit Agreement in the Ordinary Course of Business to provide for the Company's working capital needs;

                  (i) from and after the 6th anniversary of the Initial Closing Date, acquire (by merging or consolidating with, or by purchasing an equity interest in or a portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any material assets other than inventory and other assets to be sold or used in the Ordinary Course of Business;

                  (j) from and after the 6th anniversary of the Initial Closing Date, hire or terminate any executive officer of the Company or modify or alter in any way the employment terms relating to any executive officer of the Company or any of its Subsidiaries; or

                  (k) from and after the Stockholders Meeting, nominate a number of directors for election to the Board of Directors (other than as may be required in accordance with the Series B Preferred Stock Certificate of Designations) such that the total number of directors on the Board of Directors would be greater than 12 directors.

         9.2 REQUIRED ACTIONS. For so long as any of the Series B Shares remain outstanding, the Company shall and, where applicable, shall cause each Subsidiary (other than any Unrestricted Subsidiary) to:

                  (a) maintain a Leverage Ratio of not more than 7.5 to 1.0, determined in accordance with this Agreement for the twelve month period ending on the last day of December, March, June and September of each year beginning with the period ending on December 31, 2002;

                  (b) use its reasonable best efforts to maintain at all times a valid listing for the Common Stock on a national securities exchange or the NYSE;

                  (c) maintain and keep its properties in good repair, working order and condition, and from time to time make all necessary or desirable repairs, renewals and replacements, so that its businesses may be properly and advantageously conducted in all material respects at all times;

                  (d) maintain or cause to be maintained with financially sound and reputable insurers that have a rating of "A" or better as established by Best's Rating Guide (or an equivalent rating with such other publication of a similar nature as shall be in current use), (i) public liability and property damage insurance with respect to their respective businesses and properties against loss or damage of the kinds and in amounts customarily carried or maintained by companies of established reputation engaged in similar businesses, and (ii) directors' and officers' liability insurance providing at least the same coverage and amounts and containing terms and conditions which are not less advantageous in any material respect, in each case than the directors' and officers' liability insurance maintained by the Company as of the Closing Date;

                  (e) pay and discharge when due all tax liabilities, assessments and governmental charges or levies imposed upon its properties or upon the income or profits therefrom (in each case before the same become delinquent and before penalties accrue thereon), unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP, consistently applied, are being maintained by the Company;

                  (f) at all times cause to be done all things necessary to maintain, preserve and renew its corporate existence and all material licenses, authorizations and permits necessary to the conduct of its businesses; provided, that the Company may liquidate, merge out of existence or otherwise dissolve immaterial Subsidiaries and Unrestricted Subsidiaries;

                  (g) comply with all applicable laws, rules and regulations of all Government Agencies, the violation of which could reasonably be expected to have a Material Adverse Effect;

                  (h) maintain proper books of record and account which present fairly in all material respects its financial condition and results of operations and make provisions on its financial statements for all such proper reserves as in each case are required in accordance with GAAP, consistently applied;

                  (i) reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purposes of issuance upon conversion of the Series B Shares and exercise of the Warrants, such number of shares of Common Stock as are issuable upon the conversion of all outstanding Series B Shares or exercise of the Warrants. All shares of Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all Taxes, liens and charges. The Company shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately transmitted by the Company upon issuance);

                  (j) use its reasonable best efforts to have each individual who will replace an Agreed Director on the Board of Directors execute a resignation agreement in substantially the form executed by the Agreed Directors prior to such individual's nomination and election to serve on the Board of Directors; provided, that the Company shall not nominate any individual who refuses to execute a resignation agreement; and

                  (k) use its reasonable best efforts to at all times file all reports (including annual reports, quarterly reports and the information, documentation and other reports) required to be filed by the Company under the Exchange Act and Sections 13 and 15 of the rules and regulations adopted by the SEC thereunder, and the Company shall use its reasonable best efforts to file each of such reports on a timely basis, and take such further action as any holder or holders of Securities may reasonably request, all to the extent required to enable such holders to sell Securities pursuant to Rule 144 adopted by the SEC under the Securities Act (as such rule may be amended from time to time) or any similar rule or regulation hereafter adopted by the SEC and to enable the Company to register securities with the SEC on Form S-3 or any similar short-form registration statement and upon the filing of each such report deliver a copy thereof to each holder of the Series B Shares (or, if the Company is no longer subject to the requirements of the Exchange Act, provide reports in substantially the same form and at the same times as would be required if it were subject to the Exchange Act).

         9.3 STOCKHOLDER APPROVAL. The Company will take all reasonable action necessary in accordance with applicable laws, statutes, rules, regulations, determinations of any arbitrator, court, other Governmental Agency and stock exchange, and its Certificate of Incorporation and By-Laws to convene a meeting of stockholders to be held on or before June 28, 2002 (the "APPROVAL DATE") to obtain the approval and authorization by the Company's stockholders of: (i) the issuance of Common Stock upon conversion of the Series B Preferred Stock; (ii) the issuance of Common Stock upon exercise of the Warrants; (iii) the amendment of the Certificate of Incorporation in order (A) to effect the increase in the number of authorized shares of Common Stock (x) to 435,000,000, if the approvals referred to in clauses (i) and (ii) above are not obtained, or (y) to 155,000,000, if the approvals in clauses (i) and (ii) are obtained, and (B) that the Board of Directors, in its sole discretion, will have the power, right and authority to establish the size of the Board of Directors from time to time; and
(iv) such other matters as may be necessary or advisable to consummate the transactions contemplated by this Agreement (such approval by stockholders of the matters described in clauses (i), (ii) and (iii)(A) is referred to herein as the "SHARE ISSUANCE APPROVAL" and such approval by Stockholders of all such matters is herein referred to as the "STOCKHOLDER APPROVAL"). If the Company fails to obtain the Stockholder Approval at such meeting of stockholders, it shall use its reasonable best efforts to obtain the Stockholder Approval at each successive stockholders' meeting until the Stockholder Approval is obtained.

         9.4 INFORMATION RIGHTS. The Company shall furnish to each Purchaser:

                  (a) within 90 days after the end of each fiscal year, its Form 10-K containing its audited consolidated balance sheet and related statements of income, stockholders' equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

                  (b) within 90 days after the end of each fiscal year, (i) its consolidating balance sheets and related statements of income, stockholders' equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year and (ii) an unaudited income statement for each of the Company's business lines, all certified by one of its Financial Officers as presenting fairly in all material respects the results of operations of the Company on a consolidating basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

                  (c) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, its Form 10-Q containing its consolidated balance sheet and related statements of income, stockholders' equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year;

                  (d) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, (i) its consolidating balance sheet and related statements of income, stockholders' equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year and (ii) an unaudited income statement for each of the Company's business lines, all certified by one of its Financial Officers as presenting fairly in all material respects the results of operations of the Company on a consolidating basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

                  (e) concurrently with any delivery of financial statements under clauses (a) or (c) above, a certificate of a Financial Officer of the Company (i) certifying as to whether an Event of Noncompliance has occurred and, if an Event of Noncompliance has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 9.1(b), 9.1(c), 9.1(d) and 9.2(a) of this Agreement, and (iii) stating whether any change in GAAP or in the application thereof has occurred since the Most Recent Balance Sheet Date and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

                  (f) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Event of Noncompliance (which certificate may be limited to the extent required by accounting rules or guidelines);

                  (g) by no later than December 31 of each fiscal year, a budget and business plan for the immediately succeeding fiscal year in the form approved by the Company's board of directors, together with a business forecast for such succeeding fiscal year, all in form, scope and detail satisfactory to the Purchasers and on a quarterly basis for each fiscal quarter of such succeeding fiscal year;

                  (h) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Company or any Subsidiary with the SEC, or any Governmental Agency succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed by the Company to its stockholders generally, as the case may be;

                  (i) promptly after the same are delivered to the members of the Board of Directors, copies of all business plans and other financial plans relating to the Company and/or its Subsidiaries; and

                  (j) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of the this Agreement or any Related Document, as such Purchaser may reasonably request.

         9.5 ACCESS RIGHTS. The Company shall permit the Purchasers, their respective agents and representatives to have reasonable access to the management personnel, premises, books and records of the Company and its Subsidiaries upon reasonable notice during regular business hours.

         9.6 RESTRICTIONS ON CONVERSION/EXERCISE/TRANSFERS.

                  (a) From and after the Initial Closing Date until the date on which the Company receives the Share Issuance Approval, if any Purchaser intends
(i) to convert all or any portion of its Series B Shares, or (ii) to exercise all or any portion of its Warrants, then prior to effecting such conversion or exercise such Purchaser shall deliver written notice (a "CONVERSION/EXERCISE NOTICE") of such intention, which could be included as part of any Sale Notice delivered pursuant to Section 9.6(b) below, to each other Purchaser not less than 10 days prior to the date of such proposed conversion or exercise. Such notice shall describe in reasonable detail the number of Series B Shares to be converted or the number of Warrants to be exercised (the "CONVERSION AMOUNT"). Each of the other Purchasers shall be entitled to convert or exercise a ratable and pro rata portion of the Conversion Amount (as described below) by delivering written notice of such election to the Purchaser which delivered such Conversion/Exercise Notice within 5 days after delivery of the Conversion/Exercise Notice. Each Purchaser who timely delivers such an election notice shall be entitled to convert or exercise its ratable and pro rata portion of the Conversion Amount, based on the number of Series B Shares or Warrants held by such electing Purchaser, as applicable, and the aggregate number of Series B Shares or Warrants held by the Purchaser who delivered the Conversion/Exercise Notice and all other Purchasers who elected to participate in the proposed conversion or exercise. If none of the other Purchasers elects to participate in the proposed conversion or exercise in accordance with this
Section 9.6(a), then during the 5 day period beginning on the sixth day after delivery of the Conversion/Exercise Notice, the Purchaser which delivered such notice may convert all of the Series B Shares or exercise all of the Warrants, as applicable, described on the relevant Conversion/Exercise Notice. Thereafter, the conversion of shares of Series B Stock and the exercise of Warrants by such Purchaser shall be subject to the notice requirement set forth in the first sentence of this Section 9.6(a).

                  (b) From and after the Initial Closing Date, if any Purchaser intends (i) to convert all or any portion of its Series B Shares, (ii) to exercise all or any portion of its Warrants, or (iii) to sell all or any of the shares of Common Stock acquired by such Purchaser upon conversion of Series B Shares or exercise of Warrants to one or more third parties in a Public Sale, in each case at a time when the market price of the Common Stock is less than the then Applicable Share Minimum, such Purchaser (the "PROPOSED SELLER") shall deliver written notice (the "SALE NOTICE") of such intention to each other Purchaser not less than 5 days prior to the date of such proposed conversion, exercise or sale. Such Sale Notice shall describe in reasonable detail the terms of such proposed sale, including the then Applicable Share Minimum, the number of Series B Shares to be converted, the number of Warrants to be exercised and the number of shares of Common Stock to be sold (and, in such case, the proposed sale price). Each of the other Purchasers shall be entitled to participate ratably in such exercise or sale (as described below) by delivering written notice of such election (an "ELECTION NOTICE") to the Proposed Seller within 3 days after delivery of the Sale Notice. Each Purchaser who timely delivers an Election Notice shall be entitled (i) to convert its ratable portion of the Series B Shares described in the Sale Notice, based on the number of Series B Shares held by such Purchaser and the aggregate number of Series B Shares held by the Proposed Seller and all Purchasers who elected to participate in the proposed sale (collectively, the "SELLERS" and each a "SELLER"), (ii) to exercise its ratable portion of the Warrants described in the Sale Notice, based on the number of Warrants held by such Purchaser and the aggregate number of Warrants held by the Sellers, and/or (iii) to sell its ratable portion of the shares of Common Stock described in the Sale Notice, based on the number of the shares of Common Stock held by such Purchaser and the aggregate number of the shares of Common Stock held by the Sellers. Any such sale shall be effectuated in one or more coordinated sales executed by a single, mutually acceptable broker, and each sell order issued to such broker shall provide for the pro rata sale of shares of Common Stock held by the Sellers based on the number of shares of Common Stock held by each Seller and the aggregate number of Conversion Shares held by all of the Sellers. If none of the other Purchasers delivers an Exercise Notice to the Proposed Seller in accordance with this Section 9.6(b), then during the 30 day period beginning on the sixth day after delivery of the Sale Notice, the Proposed Seller may convert all of the Series B Shares, exercise all of the Warrants, and sell all of the shares of Common Stock described on the relevant Sale Notice. Thereafter, the conversion of shares of Series B Stock, the exercise of Warrants and the sale of shares of Common Stock by the Proposed Seller shall be subject to the notice requirement set forth in the first sentence of this Section 9.6(b). This Section 9.6(b) shall terminate automatically when either the ABRY Parties, on the one hand, or Sandler, on the other hand, cease to hold 5,000 or more Series B Shares (as may be adjusted to reflect any stock split, stock dividend, reclassification or other transaction having a similar effect).

                  (c) From and after the Initial Closing Date, if the ABRY Parties, on the one hand, or Sandler, on the other hand, intend to sell more than 10,000 Series B Shares (as may be adjusted to reflect any stock split, stock dividend, reclassification or other transaction having a similar effect) to one or more third parties in a single transaction or a series of related transactions, such Purchaser(s) (the "PROPOSED TRANSFEROR(S)") shall deliver written notice (the "TRANSFER NOTICE") of such intention to each other Purchaser not less than 10 days prior to the date of such proposed sale. Such Transfer Notice shall describe in reasonable detail the terms of such proposed sale, including the identity of the transferee(s), the type and number of Series B Shares to be sold, the purchase price and the anticipated closing date of such sale. Each of the other Purchasers shall be entitled to participate ratably in such sale (as described below) by delivering written notice of such election (a "CO-SALE NOTICE") to the Proposed Transferor(s) within 5 days after delivery of the Transfer Notice. Each Purchaser who timely delivers a Co-Sale Notice shall be entitled to sell its ratable portion of the Series B Shares described in the Transfer Notice on identical terms as those set forth in the Transfer Notice, based on the number of Series B Shares held by such electing Purchaser and the aggregate number of Series B Shares held by all Purchasers participating in such sale. If none of the other Purchasers delivers a Co-Sale Notice to the Proposed Transferor(s) in accordance with this Section 9.6(c), then during the 30 day period beginning on the sixth day after delivery of the Transfer Notice, the Proposed Transferor(s) may sell all of the Series B Shares described on such Transfer Notice. Thereafter, the sale of Series B Shares by the Proposed Transferor(s) shall be subject to the notice requirement set forth in the first sentence of this Section 9.6(c).

         9.7 ELECTION OF SERIES B DIRECTORS. In the election of the Series B Directors pursuant to Section 5B of the Series B Preferred Stock Certificate of Designations, each Purchaser agrees to vote its Series B Shares and to take such other actions necessary or desireable to ensure that the Series B Directors are comprised of at least two (2) nominees of ABRY and one (1) nominee of Sandler. No Series B Director shall be removed from the Board or any committee thereof (with or without Cause) other than at the written request of the Purchaser(s) which have the right to designate such Series B Director hereunder (determined on the basis of a vote or written consent of the relevant Purchaser(s)); provided, however, that the holders of a majority of the Series B Shares may remove any Series B Director for Cause but a replacement Series B Director may only be designated by the Purchaser(s) which have the right to designate such Series B Director hereunder. In the event that any Series B Director designated hereunder for any reason ceases to serve as a member of the Board or any committee thereof during such representative's term of office, the resulting vacancy on the Board or such committee shall be filled by a representative designated by the Purchaser(s) which have the right to designate the director who ceases to serve. For purposes hereof, the term "CAUSE" means, with respect to any Person, (i) the commission of a felony or a crime involving moral turpitude or the commission of any other act or omission by such Person involving dishonesty, disloyalty or fraud with respect to the Company, or (ii) conduct by such Person which brings the Company into substantial public disgrace or disrepute. This Section 9.7 shall terminate automatically upon the earlier to occur of (x) the date on which Sandler, on the one hand, or the ABRY Parties, on the other hand, cease to own Series B Shares having an aggregate Liquidation Value of $3,750,000, and (y) the date on which the Purchasers cease to hold, in the aggregate, at least 25,000 shares of Series B Preferred Stock (subject to adjustment to reflect any stock split, stock dividend, reclassification or other transaction having a similar effect).

         9.8 COVENANT REGARDING STOCK OPTION PLANS. The Company shall use its commercially reasonable efforts to obtain the amendments described in Section 8.2(h) hereof. From and after the date of the Original Agreement the Company has not, and from and after the date of this Agreement, the Company shall not, grant any options to purchase shares of Common Stock or other compensatory equity awards, or securities convertible into or exchangeable for shares of Common Stock if the transactions contemplated by this Agreement and the Related Documents would constitute a "change of control" under the terms of such options, awards or securities or otherwise result in the acceleration of vesting of any portion of such options, awards or securities.

         9.9 SALE OF THE COMPANY.

                  (a) Subject to Section 9.9(d) below, if the Company breaches or fails to perform or observe its obligations arising under Section 9.2(a) hereof and such breach, failure or non-observance continues to exist for four consecutive fiscal quarters, then the holders of a majority of the Series B Shares then outstanding (the "INITIATING HOLDERS") shall have the right to cause the Company to seek a buyer for all of the assets or issued and outstanding capital stock of the Company. The Initiating Holders shall exercise their rights under Section 9.9(a) by delivery of a written notice to the Company and all other Purchasers to such effect, and identifying an investment bank (the "INVESTMENT BANK"), which firm shall be reasonably acceptable to the Board of Directors, to conduct such sale.

         (b) Upon delivery to the Company of a written notice referred to in
Section 9.9(a), the Company and each other party hereto agrees to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to effect the sale of the Company in accordance with the following provisions (it being understood that no Purchaser shall be required under this Section 9.9 to vote in favor of such sale or to sell their shares of the Company's capital stock pursuant to such sale):

                           (i) The Investment Bank will establish procedures reasonably acceptable to the Initiating Holders to effect an orderly sale of the Company with the objective of achieving the highest practicable value for the stockholders of the Company within a reasonable period of time. The Company agrees to cooperate with the Investment Bank in accordance with such procedures, and agrees to use its reasonable best efforts to reach agreement on the optimum structure and the terms and conditions for the sale of the Company (including whether such sale will be by merger or sale of assets or capital stock) and will retain independent legal counsel of appropriate expertise, reasonably acceptable to the Initiating Holders, to advise the Company on such sale. To the extent permitted by applicable law, the Company agrees to pay all fees and expenses of the Investment Bank and such legal counsel, as well as the fees and expenses of one law firm retained by the Initiating Holders in connection with such sale.

                           (ii) If the sale of the Company is structured as a sale of assets, the Company agrees to execute and deliver or cause to be executed and delivered all documents, certificates, agreements and other writings and to take, or cause to be taken, all such actions as may be necessary or desirable to vest in the purchaser(s) thereof good and marketable title to such assets.

                           (iii) The rights and obligations of the Purchasers under this Section 9.9(b) shall be subject to the following conditions:

                                    (A) upon the consummation of any such sale
                  of the capital stock of the Company, each Purchaser will receive consideration in an amount per Series B Share at least equal to the Series B Liquidation Preference in effect from time to time;

                                    (B) upon the consummation of any such sale
                  of the capital stock of the Company, all of the Purchasers will receive the same form and amount of consideration per share of capital stock or if any Purchaser is given an option as to the form of consideration to be received, all Purchasers participating therein will be given the same option; and

                                    (C) in the case of any such sale of the
                  issued capital stock of the Company, the liability of any Purchaser for misrepresentation or indemnity will not exceed an amount equal to the proceeds received by such Purchaser in such sale (provided, that in no event shall any Purchaser be required to make any representation or warranty concerning the Company, its Subsidiaries or their respective businesses or to provide any indemnity with respect to the breach of any such representations and warranties).

                  (c) In connection with any sale of the Company conducted pursuant to this Section 9.9, the Company shall take all actions necessary to ensure that the Rights Plan shall not apply to such transaction.

                  (d) Notwithstanding the foregoing, the rights set forth in this Section 9.9 shall not be effective at any time when representatives of the Purchasers constitute a majority of the Board of Directors, whether elected pursuant to Section 5B or Section 8B of the Series B Preferred Stock Certificate of Designations or otherwise.

         9.10 OBSERVER RIGHTS. The Company shall give the ABRY Parties and Sandler written notice of each meeting of the Board of Directors (or any of its Subsidiaries' board of directors) and any committees thereof, at the same time and in the same manner as notice is given to the directors of the relevant board and the Company shall permit one representative of the ABRY Parties and one representative of Sandler to attend, as observers, all such meetings; provided, that in the case of telephonic meetings, such parties need receive only actual notice thereof at the same time and in the same manner as notice is given to the directors of the relevant board and representatives of such parties shall be given the opportunity to listen to such telephonic meetings. Each representative shall be entitled to receive all written materials and other information (including, without limitation, copies of meeting minutes) given to directors of the board in connection with such meetings at the same time such materials and information are given to such directors. The Company shall give written notice of any action by written consent in lieu of a meeting of directors of the Company (or any of its Subsidiaries) to each Purchaser prior to the effective date of such consent describing in reasonable detail the nature and substance of such action. The rights arising under this Section 9.10 shall terminate automatically with respect to any Purchaser that ceases to hold any Preferred Shares, Warrants, Conversion Shares or Warrants Shares.

                                    ARTICLE X
                                   TERMINATION

         10.1 TERMINATION. This Agreement may be terminated at any time prior to the Initial Closing:

                  (a) by ABRY, so long as ABRY is not in material breach of any covenant or agreement set forth in this Agreement, if there has been a material breach by the Company or any of its Subsidiaries of any covenant or agreement of the Company set forth in this Agreement;

                  (b) by Sandler and with respect to Sandler only, so long as Sandler is not in material breach of any covenant or agreement set forth in this Agreement, if, prior to the Initial Closing Date, this Agreement is amended or any provision hereof is waived without the prior written consent of Sandler;

                  (c) by the Company, so long as the Company is not in material breach of any covenant or agreement set forth in this Agreement, if there has been a material breach by the Purchasers of any covenant or agreement of the Purchasers set forth in this Agreement;

                  (d) by mutual written agreement of the Company and ABRY; and

                  (e) by either the Company or ABRY if the Initial Closing shall not have been consummated on or before March 28, 2002.

The party or parties desiring to terminate this Agreement pursuant to any of clauses (a) through (e) above shall give written notice of such termination to the other parties.

         10.2 EFFECT OF TERMINATION. If this Agreement is terminated as permitted by Section 10.1, this Agreement shall forthwith become void and there shall be no liability or obligation of any party (or any stockholder, partner, director, officer, employee, agent, consultant or representative of such party) to the other parties to this Agreement, except that (i) Article XIII shall continue in full force and effect, and (ii) nothing herein will relieve any party from liability for any breach of any representation, warranty, agreement or covenant contained herein prior to such termination.

                                   ARTICLE XI
                                    SURVIVAL

         11.1 SURVIVAL. The representations and warranties of the Purchasers and the Company contained herein shall survive the Closing and expire on the date that is 30 days after the date on which the Company files with the SEC its Form 10-K for the fiscal year ending on December 31, 2003; except, that (i) the representations and warranties made by the Company in Sections 4.1, 4.2, 4.3, 4.25, 4.26, 4.27 and 4.28 shall survive indefinitely, and (ii) the representations and warranties made by the Company in Section 4.21(e) shall survive for the duration of any applicable statute of limitations (including any extensions thereof).

                                   ARTICLE XII
                                 INDEMNIFICATION

         12.1 INDEMNIFICATION.

                  (a) In consideration of the Purchasers' execution and delivery of this Agreement and acquiring the Series B Shares and Warrants hereunder and in addition to all of the Company's other obligations under this Agreement, the Company shall defend, protect, indemnify and hold harmless the Purchasers and all of their respective Affiliates, officers, managers, advisors, directors, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "INDEMNITEES") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses (including, without limitation, costs of suit and all reasonable attorneys' fees and expenses) in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought) or other liabilities, losses or, in the case of clauses (i) and (ii) below (other than any breach of the covenant provided in Section 9.2(a)), diminution in value (the "INDEMNIFIED LIABILITIES"), incurred by the Indemnitees or any of them as a result of, or arising out of, or relating to (i) the breach of any representation or warranty contained in this Agreement or in any Related Document, (ii) the breach of any promise, agreement or covenant contained in this Agreement or in any Related Document, or (iii) the execution, delivery, performance or enforcement of this Agreement and any other instrument, document or agreement executed pursuant hereto by any of the Indemnitees. The Company shall reimburse the Indemnitees for the Indemnified Liabilities as such Indemnified Liabilities are incurred. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. The indemnification provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the Indemnitee or any officer, director or controlling Person of such Indemnitee and will survive the transfer of securities.

                  (b) Any Person entitled to indemnification hereunder (i) will give prompt written notice to the Company of any claim with respect to which it seeks indemnification and (ii) if the Indemnified Liability arises from a third party claim, unless in such Indemnitee's reasonable judgment a conflict of interest between the Company and such Indemnitee may exist with respect to such third party claim, will permit the Company to assume the defense of such claim with counsel reasonably satisfactory to the Indemnitee. If such defense is assumed, the Company will not be subject to any liability for any settlement made by the Indemnitee without its consent (but such consent will not be unreasonably withheld). If the Company is not entitled to, or elects not to, assume the defense of a claim hereunder, the Company will not be obligated to pay the fees and expenses of more than one counsel for all Indemnitees with respect to such claim, unless in the reasonable judgment of any Indemnitee a conflict of interest may exist between such Indemnitee and any other of such Indemnitees with respect to such claim.

                  (c) Payments by the Company pursuant to Section 12.1(a) shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment recovered by the Indemnitees from any third party with respect thereto.

                  (d) Notwithstanding anything to the contrary set forth herein, no Indemnitee shall be entitled to be indemnified pursuant to this Article XII for any Indemnified Liability that arises as a result of the Indemnitee's gross negligence or willful misconduct; provided, however, that the Company shall pay the expenses incurred by any such Indemnitee hereunder, as such expenses are incurred, in connection with any proceeding in advance of the final disposition, so long as the Company receives an undertaking by such Indemnitee to repay the full amount advanced if there is a final determination that such Indemnitee failed the standards set forth in above or that such Indemnitee is not entitled to indemnification as provided herein for other reasons; and provided, further, that the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that such Indemnitee was either grossly negligent or engaged in willful misconduct.

                                  ARTICLE XIII
                               GENERAL PROVISIONS

         13.1 PUBLIC ANNOUNCEMENTS. Neither the Purchasers nor the Company shall make, or permit any agent or Affiliate to make, any public statements, including, without limitation, any press releases, with respect to this Agreement and the transactions contemplated hereby without the prior written consent of the other, except as may be required by law or the rules of any exchange on which the Company's securities may be listed or any inter-dealer quotation system in which the Company's securities may be authorized to be quoted. The Company and the Purchasers shall jointly agree on the content and substance of all public announcements concerning the transactions contemplated hereby.

         13.2 SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, including each subsequent holder of Series B Shares, Warrants, Conversion Shares or Warrant Shares. Except as otherwise specifically provided herein, this Agreement shall not be assignable by any party without the prior written consent of the other parties hereto; provided, that each Purchaser shall be entitled to assign its rights and obligations under this Agreement to any transferee of Series B Shares or Warrants without the consent of any other party hereto so long as (i) the transfer of such Series B Shares or Warrants to such transferee is made in accordance with Section 6.4 hereof and (ii) such transferee agrees in writing to be bound by the terms of this Agreement.

         13.3 ENTIRE AGREEMENT. This Agreement, the Related Documents and the Confidentiality Agreement and each other writing referred to herein or delivered pursuant hereto constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior arrangements or understandings, including, without limitation, the Original Agreement.

         13.4 NOTICES. All notices, requests, consents and other communications provided for herein shall be in writing and shall be (i) delivered in person,
(ii) transmitted by telecopy, (iii) sent by first-class, registered or certified mail, postage prepaid, or (iv) sent by reputable overnight courier service, fees prepaid, to the recipient at the address or telecopy number set forth below, or such other address or telecopy number as may hereafter be designated in writing by such recipient. Notices shall be deemed given upon personal delivery, seven days following deposit in the mail as set forth above, upon acknowledgment by the receiving telecopier or one day following deposit with an overnight courier service.

                  To the Company, to:

                           Penton Media, Inc.
                           1300 East 9th Street
                           Cleveland, Ohio 44114
                           Attention:  Thomas L. Kemp
                           Facsimile:  (216) 696-0836

                           With a copy, which shall not constitute notice to the Company, to:

                           Jones, Day, Reavis, & Pogue
                           North Point
                           901 Lakeside Drive
                           Cleveland, Ohio 44114
                           Attention:  Christopher M. Kelly
                           Facsimile No.:  (216) 579-0212

                  To any ABRY Party or the Purchasers, to:

                           c/o ABRY Partners, LLC
                           111 Huntington Avenue
                           30th Floor
                           Boston, Massachusetts 02199
                           Attn:    Dan Budde
                                    Peni Garber
                           Facsimile No.: (617) 859-8797

                           With a copy, which shall not constitute notice to ABRY or any Purchaser, to:

                           Kirkland & Ellis
                           Citigroup Center
                           153 East 53rd Street
                           New York, NY  10022-4675
                           Attention:  Joshua N. Korff
                           Facsimile No.:  (212) 446-4900

                  To Sandler or the Purchasers, to:

                           Sandler Capital Management
                           767 Fifth Avenue, 45th Floor
                           New York, NY 10153
                           Attn:  Hannah C. Stone
                           Facsimile No.: (212) 826-0280

                           With a copy, which shall not constitute notice to Sandler or any Purchaser, to:

                           Paul, Weiss, Rifkind, Wharton & Garrison
                           1285 Avenue of the Americas
                           New York, NY 10019-6064
                           Attention:  Douglas A. Cifu
                           Facsimile No.:  (212) 757-3990

or, in each case, to such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

         13.5 CLOSING FEE; PURCHASERS' FEES AND EXPENSES

                  (a) On each Closing Date, in consideration for the services the Purchasers or their Affiliates performed in structuring and arranging the transactions contemplated by this Agreement and the Related Documents, the Company will pay to each Purchaser (or its Affiliate) a transaction fee equal to 1.5% of the portion of the Purchase Price paid by such Purchaser to the Company on such Closing Date (the "CLOSING FEE"), by wire transfer of immediately available funds to an account indicated to the Company by such Purchaser. In addition, on the Initial Closing Date, the Company shall reimburse ABRY (up to a maximum reimbursable amount of $100,000 unless otherwise agreed to by the Company) for (i) the reasonable fees and expenses of Kirkland & Ellis incurred by ABRY in connection with the documentation, negotiation and consummation of the transactions contemplated by this Agreement and the Related Documents, and (ii) all other reasonable fees and out-of-pocket expenses incurred by ABRY in connection with the transactions contemplated hereunder. After the Closings, the Company agrees to reimburse the Purchasers for all reasonable fees and expenses (including reasonable legal fees) incurred in connection with any future amendment to, waiver of or the enforcement by the Purchasers of any of its rights arising under this Agreement or any of the Related Documents, or in connection with the review of the Proxy Statement or any other proxy statement prepared in connection with any meeting of the Company's stockholders at which the Company shall seek to obtain the Stockholder Approval.

                  (b) If this Agreement is terminated by ABRY pursuant to
Section 10.1 as a result of (i) a Restricted Party's breach, directly or indirectly, of any of the provisions of Section 7.6 hereof; or (ii) the failure by the Company to issue Series B Shares or Warrants that it is obligated to issue at the Initial Closing pursuant to Section 3.3 hereof, then, in addition to any other remedies or claims any Purchaser may have in law or in equity, the Company shall promptly pay to ABRY an amount equal to $500,000 plus all legal, accounting, investment banking and other fees and expenses incurred by ABRY in connection with the transactions contemplated under this Agreement and the Related Documents (up to a maximum reimbursable amount of $100,000). Any amounts payable under this Section 13.5(b) shall be paid by wire transfer of immediately available funds to the accounts designated to the Company by ABRY.

         13.6 AMENDMENT AND WAIVER. No amendment or waiver of any provision of this Agreement shall be effective, unless the same shall be in writing and signed by the Company and the holders of a majority of the Series B Shares outstanding at the time such amendment or waiver is proposed; provided, that any such amendment or waiver which adversely affects any Purchaser or is prejudicial to such Purchaser relative to the other Purchaser cannot be effected without the prior written consent of such adversely affected or prejudiced Purchaser. No such waiver shall operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure by any party to take any action against any breach of this Agreement or default by any other party shall constitute a waiver of such party's right to enforce any provision hereof or to take any such action.

         13.7 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement.

         13.8 HEADINGS. The headings of the various sections of this Agreement have been inserted for reference only and shall not be deemed to be a part of this Agreement.

         13.9 SPECIFIC PERFORMANCE. The Company, on the one hand, and the Purchasers, on the other hand, acknowledges that money damages would not be a sufficient remedy for any breach of this Agreement. It is accordingly agreed that the parties shall be entitled to specific performance and injunctive relief as remedies for any such breach, these remedies being in addition to any of the remedies to which they may be entitled at law or equity.

         13.10 REMEDIES CUMULATIVE. Except as otherwise provided herein, the remedies provided herein shall be cumulative and shall not preclude the assertion by any party hereto of any other rights or the seeking of any other remedies against any other party hereto.

         13.11 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED IN ACCORDANCE WITH, AND ENFORCED UNDER, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS OR INSTRUMENTS ENTERED INTO AND PERFORMED ENTIRELY WITHIN SUCH STATE.

         13.12 JURISDICTION, WAIVER OF JURY TRIAL, ETC.

                  (a) EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AGREES THAT THE ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE SERIES B SHARES, WARRANTS, CONVERSION SHARES OR WARRANT SHARES OR ANY AGREEMENTS OR TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK AND HEREBY EXPRESSLY SUBMITS TO THE PERSONAL JURISDICTION AND VENUE OF SUCH COURTS FOR THE PURPOSES THEREOF AND EXPRESSLY WAIVES ANY CLAIM OF IMPROPER VENUE AND ANY CLAIM THAT SUCH COURTS ARE AN INCONVENIENT FORUM. EACH PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO ITS ADDRESS SET FORTH IN SECTION 13.4, SUCH SERVICE TO BECOME EFFECTIVE 10 DAYS AFTER SUCH MAILING.

                  (b) EACH PARTY HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, THE SERIES B SHARES, WARRANTS, CONVERSION SHARES OR WARRANT SHARES OR ANY OF THE OTHER RELATED DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. THE COMPANY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE PURCHASER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE PURCHASER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (II) ACKNOWLEDGES THAT PURCHASER HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS TO WHICH IT IS PARTY BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

         13.13 NO THIRD PARTY BENEFICIARIES. Except as specifically set forth or referred to herein, nothing herein is intended or shall be construed to confer upon any person or entity other than the parties hereto and their successors or assigns, any rights or remedies under or by reason of this Agreement.

         13.14 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         13.15 TIME OF THE ESSENCE; COMPUTATION OF TIME. Time is of the essence for each and every provision of this Agreement. Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder shall fall upon a Business Day, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding Business Day.

                                    * * * * *

                  IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amended and Restated Series B Convertible Preferred Stock and Warrant Purchase Agreement as of the date first above written.

                                PENTON MEDIA, INC.



                                By: /s/ Preston L. Vice
                                    --------------------------------------------
                                    Name:  Preston L. Vice
                                    Title:  Senior Vice President and Secretary


                                ABRY MEZZANINE PARTNERS, L.P.

                                By: ABRY Mezzanine Investors, L.P.,
                                    its general partner

                                By; ABRY Mezzanine Holdings, LLC,
                                    its general partner


                                By: /s/ Peni Garber
                                    --------------------------------------------
                                Name:  Peni Garber
                                Title: Clerk

                                ABACUS Master Fund, Ltd.



                                By:  /s/ Douglas Banks
                                    --------------------------------------------
                                Name:  Douglas Banks
                                Title: Director

                      SANDLER CAPITAL PARTNERS V, L.P.


                      By:    Sandler Investment Partners, L.P., General Partner
                      By:    Sandler Capital Management, General Partner
                      By:    MJDM, Corp., a General Partner

                      By:    /s/ Moira Mitchell
                           -----------------------------------------------------
                      Name:  Moira Mitchell
                      Title: President

                      SANDLER CAPITAL PARTNERS V FTE, L.P.


                      By:    Sandler Investment Partners, L.P., General Partner
                      By:    Sandler Capital Management, General Partner
                      By:    MJDM, Corp., a General Partner

                      By:    /s/ Moira Mitchell
                           -----------------------------------------------------
                      Name:  Moira Mitchell
                      Title: President

                      SANDLER CAPITAL PARTNERS V GERMANY, L.P.


                      By:    Sandler Investment Partners, L.P., General Partner
                      By:    Sandler Capital Management, General Partner
                      By:    MJDM, Corp., a General Partner

                      By:    /s/ Moira Mitchell
                           -----------------------------------------------------
                      Name:  Moira Mitchell
                      Title: President

                                   SCHEDULE 1

           Allocation of Series B Shares, Warrants and Purchaser Price


PURCHASER                                   INITIAL      INITIAL       INITIAL      FINAL        FINAL         FINAL
                                            CLOSING      CLOSING       CLOSING     CLOSING      CLOSING       CLOSING
                                            SERIES B     WARRANTS      PURCHASE    SERIES B     WARRANTS      PURCHASE
                                             SHARES                     PRICE       SHARES                     PRICE
------------------------------------------------------------------------------------------------------------------------
ABRY Mezzanine Partners, L.P.                28,000       896,000   $ 28,000,000     2,000         64,000   $ 2,000,000
ABACUS Master Fund, Ltd.                       --            --               --     5,000        160,000   $ 5,000,000
Sandler Capital Partners V, L.P.              8,559       273,888   $  8,559,000     2,140         68,480   $ 2,140,000
Sandler Capital Partners V FTE, L.P.          3,126       100,032      3,126,000       782         25,024   $   782,000
Sandler Capital Partners V Germany,             315        10,080        315,000        78          2,496   $    78,000
   L.P

     TOTAL                                   40,000     1,280,000    $40,000,000    10,000        320,000   $10,000,000


PURCHASER                                    TOTAL SERIES     TOTAL          TOTAL
                                               B SHARES      WARRANTS      PURCHASE
                                                                             PRICE
------------------------------------------------------------------------------------
ABRY Mezzanine Partners, L.P.                   30,000        960,000    $30,000,000
ABACUS Master Fund, Ltd.                         5,000        160,000    $ 5,000,000
Sandler Capital Partners V, L.P.                10,699        342,368    $10,699,000
Sandler Capital Partners V FTE, L.P.             3,908        125,056    $ 3,908,000
Sandler Capital Partners V Germany,                393         12,576    $   393,000
   L.P

     TOTAL                                      50,000      1,600,000    $50,000,000